UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

Amendment No. 3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CABINET GROW, INC.

(Exact name of registrant as specified in its charter)

Nevada	0700	46-5546647
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Barry Hollander, Chief Financial Officer

Cabinet Grow, Inc.

319 Clematis Street, Suite 1008

West Palm Beach, FL. 33401

Phone: 561-249-6511
(Name, address and telephone number of agent for service)

Copies to: Laura Anthony, Esq.

Legal & Compliance, LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

800-341-2684

Approximate date of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Offering Price Per Security	Proposed Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.001	5,000,000	$0.40	$2,000,000	$257.60

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933, as amended (the “Securities Act”).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS________________________SUBJECT TO COMPLETION, _________________, 2014

CABINET GROW, INC.

5,000,000 Shares of Common Stock

$0.40 PER SHARE

Cabinet Grow, Inc. (the “Company,” “we,” “our” and “us”) is offering directly 5,000,000 shares of our common stock (the “Shares”), at a fixed price of $0.40 per share for a total amount of $2,000,000 on a best efforts basis (“the Offering”). There is no minimum number of Shares required to be purchased, and we will retain the proceeds from the sale of any of the Shares that are sold by us. The Offering will commence promptly on the date upon which the registration statement is declared effective with the Securities and Exchange Commission (the “SEC”) and will conclude upon the earlier of (i) the date on which all 5,000,000 Shares have been sold, or (ii) 180 days after this registration statement becomes effective with the SEC. Our Board of Directors may at their sole discretion extend the Offering for an additional 90 days. This is the initial offering of our common stock. We are offering the Shares on a self-underwritten basis which means our officers and directors will attempt to sell the Shares in reliance on the safe harbor from broker-dealer registration under Rule 3a4-1 of the Securities Exchange of 1934, as amended. This prospectus will permit our officers and directors to sell the Shares directly to the public. No commission or other compensation related to the sale of the Shares will be paid to the officers and directors. We have made no arrangements to place subscription funds in an escrow, trust or similar account which means that funds from the sale of the Shares will be immediately available to us for use in our operations. There is no minimum number of Shares required to be purchased, and subscriptions, once received and accepted, are irrevocable.

No public market currently exists for the Shares and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not currently traded on any exchange or on the Over-The-Counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”), for our common stock to be eligible for trading on the OTC Bulletin Board and/or OTCMarkets.com (the “OTC Markets”). We do not yet have a market maker who has agreed to file such application, nor can there be any assurance that such an application for quotation will be approved. We will bear the expenses relating to the registration of the Shares. In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from an investment in the Shares.

We are an “emerging growth company” as defined in the Securities and Exchange Commission rules and we will be subject to reduced public reporting requirements. See “JOBS Act” discussion contained herein.

All funds that we raise from the Offering will be immediately available for our use and will not be returned to investors. We do not have any arrangements to place the funds received from our offering of Shares in an escrow, trust or similar account.

Our common stock is subject to the “penny stock” rules of the SEC. Any investor who purchases shares will have no assurance that any other monies will be subscribed to in the prospectus. The funds raised in this offering, may be insufficient to develop our business strategy.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 9 OF THIS PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus

The date of this prospectus is _____________, 2014.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. If you invest in our common stock, you are assuming a high degree of risk. As used throughout this prospectus, the terms " Cabinet Grow", "Company", "we," "us," or "our" refer to Cabinet Grow, Inc..

Our Company

We make cabinet based horticultural systems. The design and production of our hydroponic and soil grow cabinets makes the process of small scale home growing in a self-contained cabinet automated and simplified. Our mission is to make hydroponic and soil growing simpler, more efficient and a better value than other products found on the market. Our product offerings are split into two categories; (1) self-contained horticultural grow cabinets and (2) specifically constructed kits and packages offered to satisfy the “do-it-yourself” (“DIY”) home horticulturist which involves a modular growing solution.

Implications of Being an Emerging Growth Company

We are an "emerging growth company" within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with the requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an emerging growth company.

Following this offering, we will continue to be an emerging growth company until the earliest to occur of (1) the last day of the fiscal year during which we had total annual gross revenues of at least $1 billion (as indexed for inflation), (2) the last day of the fiscal year following the fifth anniversary of the date of our initial public offering under this prospectus, (3) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt and (4) the date on which we are deemed to be a “large accelerated filer,” as defined under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).

We also qualify as a “smaller reporting company” under Rule 12b-2 of the Securities Exchange Act of 1934, as amended, which is defined as a company with a public equity float of less than $75 million. To the extent that we remain a smaller reporting company at such time as are no longer an emerging growth company, we will still have reduced disclosure requirements for our public filings some of which are similar to those of an emerging growth company including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

In their opinion letter for the fiscal year ended December 31, 2013, our auditors included an explanatory paragraph that disclosed conditions that raise concerns about the Company's ability to continue as a going concern. Please refer to the audited financial statements and accompanying auditors report within this filing.

Corporate Information

Cabinet Grow, Inc. was incorporated in Nevada on May 14, 2014. Our principal place of business is in Irvine, California. On May 15, 2014, Cabinet Grow merged with our predecessor, Cabinet Grow, Inc., a California corporation formed on April 28, 2014, with the Nevada entity being the surviving entity. Our founder, Matt Lee, started our company in 2008 as Universal Hydro (“Hydro”), an unincorporated entity and contributed the Hydro assets to the California entity in April 2014 pursuant to the terms of an Agreement to Assign Assets. Our website is: www.cabinetgrow.com. The information that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our common stock.

Summary of the Offering

Common stock outstanding before the offering	33,000,000 Shares.

Common Stock offered by the Company	5,000,000 Shares.

Common stock to be outstanding after the offering	38,000,000 Shares.

Market for the common shares	No public market currently exists for the Shares and a public market may not develop, or, if any market does develop, it may not be sustained. There cannot be any assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), nor can there be any assurance that such an application for quotation will be approved.

Offering Price Per Share	Our Officers and Directors will sell the Shares at a price of $0.40 per share upon effectiveness of this registration statement on a direct primary “self-underwritten” basis. There is no minimum number of Shares required to be purchased, and subscriptions, once received and accepted, are irrevocable. Our transfer agent, VStock Transfer LLC, will issue common stock subscribed for in this offering promptly after we accept subscriptions from investors. Shares purchased by investors in this offering will remain outstanding upon its termination regardless of the number of Shares subscribed for.

Use of proceeds	We intend to use the proceeds to further our business expansion by increasing purchases of inventory, spending on advertising and marketing, trade shows and travel, web site development and social media platforms, fees for public company reporting requirements, staffing, and general working capital. See “Use of Proceeds.”

Risk Factors	You should read the "Risk Factors" section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.

Termination of the offering	The Offering will conclude upon the earlier of (i) the date on which all 5,000,000 Shares have been sold, or (ii) 180 days after the date on which the registration statement filed with the Securities and Exchange Commission is effective. Our Board of Directors may extend the Offering for an additional 90 days at their sole discretion.

SUMMARY FINANCIAL DATA

The following tables set forth, for the periods and as of the dates indicated, our summary financial data. The statements of operations data for the years ended December 31, 2013 and 2012 are derived from our audited financial statements included elsewhere in this prospectus. The statements of operations data for the nine months ended September 30, 2014 and 2013 and the balance sheet data as of September 30, 2014 are derived from our unaudited condensed financial statements included elsewhere in this prospectus. The unaudited financial statements include, in the opinion of management, all adjustments consisting of only normal recurring adjustments, that management considers necessary for the fair presentation of the financial information set forth in those statements. You should read the following information together with the more detailed information contained in “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. Our historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

	Years Ended December 31,		Nine Months Ended September 30,
	2013	2012	2014	2013
Statement of Operations Data
Revenues	$511,130	$342,831	$447,612	$340,496
Cost of revenues	335,474	230,150	319,790	227,442
Gross profit	175,655	112,681	127,822	113,054
Operating expenses	167,431	106,022	1,215,883	98,250
Income (loss) from operations	8,225	6,659	(1,088,061)	14,804
Other expense (income)	3,386	(3,528)	(110,897)	2,685
Net income (loss)	$4,840	$10,187	$(1,198,871)	$12,119

Net income (loss) per common share	$0.00	$0.00	$(0.04)	$0.00
Shares used in computed earnings (loss) per share	30,000,000	30,000,000	31,533,088	30,000,000

	Actual	Pro Forma (1)
Balance Sheet Data as of September 30, 2014:
Cash and cash equivalents	$49,304	$2,180,076
Inventory	$60,817	$60,817
Working capital (deficit)	$(27,379)	$1,932,621
Total assets	$220,076	$2,180,076
Total liabilities, excluding convertible notes	$86,511	$86,511
Convertible notes payable	$623,500	$623,500
Total stockholders' equity (deficit)	$(245,626)	$1,714,374

(1)       The pro forma column gives effect to the assumed sale by us of 5,000,000 shares of common stock offered by this prospectus at an initial public offering price of $0.40 per share, less $40,000 of offering costs. For each 25% decrease in the amount of shares sold by us there would be a decrease of $500,000 of cash and cash equivalents, working capital, total assets and total stockholders' equity, assuming that the price per share offered by us, as set forth on the cover page of this prospectus, remains the same. The pro forma as adjusted information presented in the summary balance sheet data is illustrative only and will change based on the actual shares sold in and at the initial public offering price and other terms of this offering determined at pricing.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled "Forward Looking Statements." The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently believes are immaterial may also impair the Company's business operations. If any of the following risks actually occur, the Company's business, financial condition or results of operations could be materially adversely affected, the value of the Shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Our Industry

Federal regulation and enforcement may adversely affect the implementation of medical marijuana laws and regulations may negatively impact our revenues and profits.

Currently, there are twenty-three states plus the District of Columbia that have laws and/or regulation that recognize in one form or another legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation. Conversely, under the Controlled Substance Act (the “CSA”) the policy and regulations of the Federal government and its agencies is that cannabis has no medical benefit and a range of activities including cultivation and use of cannabis for personal use is prohibited. Until Congress amends the CSA with respect to medical marijuana, there is a risk that federal authorities may enforce current federal law, and we may be deemed to be facilitating the selling or distribution of drug paraphernalia in violation of federal law. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect revenues and profits of the Company. The risk of strict enforcement of the CSA in light of congressional activity, judicial holdings and stated federal policy remains uncertain.

Congress accepted the introduction of The Respect State Marijuana Law Act on April 12, 2013. This legislation has been sent to the House Judicial Committee and House Committee on Energy and Commerce for further congressional review. This legislation would amend the CSA to provide that provision of the CSA related to marijuana shall not be applied to any person acting in compliance with state laws related to the production, possession, distribution, dispensing, administration or delivery of marijuana.

The U.S. Supreme Court has declined to hear a case brought by San Diego County, California that sought to establish federal pre-emption over state medical marijuana laws. The preemption claim was rejected by every court that reviewed the case. The California 4th District Court of Appeals wrote in its unanimous ruling, "Congress does not have the authority to compel the states to direct their law enforcement personnel to enforce federal laws."  However, in another case the U.S. Supreme Court has held that as long as the CSA contains prohibitions against marijuana, that under the Commerce Clause of the United States Constitution, the United States may criminalize the production and use of homegrown cannabis even where states approve its use for medical purposes.

In an effort to provide guidance to federal law enforcement, the Department of Justice (the “DOJ”) has issued Guidance Regarding Marijuana Enforcement to all United States Attorneys in a memorandum from Deputy Attorney General David Ogden on October 19, 2009, in a memorandum from Deputy Attorney General James Cole on June 29, 2011 and in a memorandum from Deputy Attorney General James Cole on August 29, 2013. Each memorandum provides that the DOJ is committed to enforcement of the CSA but the DOJ is also committed to using its limited investigative and prosecutorial resources to address the most significant threats in the most effective, consistent and rational way.

The August 29, 2013, memorandum provides updated guidance to federal prosecutors concerning marijuana enforcement in light of state laws legalizing medical and recreational marijuana possession in small amounts. The memorandum sets forth certain enforcement priorities that are important to the federal government:

•	Distribution of marijuana to children;
•	Revenue from the sale of marijuana going to criminals;
•	Diversion of medical marijuana from states where is legal to states where it is not;
•	Using state authorized marijuana activity as a pretext of other illegal drug activity;
•	Preventing violence in the cultivation and distribution of marijuana;
•	Preventing drugged driving;
•	Growing marijuana on federal property; and
•	Preventing possession or use of marijuana on federal property.

The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but relied on state and local law enforcement to address marijuana activity. In the event the DOJ reverses stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to our revenue and profits.

We could be found to be violating laws related to medical cannabis

Currently, there are twenty-three states plus the District of Columbia that have laws and/or regulation that recognize in one form or another legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation.  Conversely, under the CSA the policy and regulations of the Federal government and its agencies is that cannabis has no medical benefit and a range of activities including cultivation and use of cannabis for personal use is prohibited. Until Congress amends the CSA with respect to medical marijuana, there is a risk that federal authorities may enforce current federal law.  The risk of strict enforcement of the CSA in light of congressional activity, judicial holdings and stated federal policy remains uncertain. Because we do not sell or distribute any cannabis seed or cannabis plant products we have no risk of that we will be deemed to facilitate the selling or distribution of cannabis in violation of federal law. However, should it be determined under the CSA that our products or equipment are deemed to fall under the definition of drug paraphernalia because our products are primarily intended or designed for use in manufacturing or producing cannabis we could be found to be in violation of federal drug paraphernalia laws and there may be a direct and adverse effect on revenues and profits of the Company.

Variations in state and local regulation and enforcement in states that have legalized medical cannabis that may restrict marijuana-related activities, including activities related to medical cannabis may negatively impact our revenues and profits.

Individual state laws do not always conform to the federal standard or to other states laws. A number of states have decriminalized marijuana to varying degrees, other states have created exemptions specifically for medical cannabis, and several have both decriminalization and medical laws. Two states, Colorado and Washington have legalized the recreational use of cannabis. Variations exist among states that have legalized, decriminalized or created medical marijuana exemptions. Alaska and Colorado have limits one the number of homegrown marijuana plants that can be grown. In most states the cultivation of marijuana for personal use continues to be prohibited except for those states that allow small scale cultivation by the individual in possession of medical marijuana need care or that person’s caregiver. Active enforcement of state laws that prohibit personal cultivation of marijuana may indirectly and adversely affect revenue and profits of the Company.

It is possible that federal or state legislation could be enacted in the future that would prohibit us or potential customers from selling our products, and if such legislation were enacted, our revenues could decline, leading to a loss in your investment.

We are not aware of any federal or state regulation that regulates the sale of indoor cultivation equipment to medical or recreational cannabis growers. The extent to which the regulation of drug paraphernalia under the Controlled Substance Act (“CSA”) is applicable to our business and the sale of our product is found in the definition of drug paraphernalia. Drug paraphernalia means any equipment, product, or material of any kind which is primarily intended or designed for use in manufacturing, compounding, converting, concealing, producing processing, preparing, injecting ingesting, inhaling or otherwise introducing into the human body a controlled substance, possession of which is unlawful. Our products are primarily designed for general agricultural use. We have no direct or indirect design features in our equipment specifically or primarily of the cultivation of medical cannabis.  Although it is possible that medical cannabis may be grown in our hydroponic and soil based equipment, we make no inquiry of our customers as to their intended agricultural use of or products.

Our understanding of federal or state regulation of the sale of indoor cultivation equipment to medical or recreational cannabis growers is prohibited if the primary intent or design of the manufacture is indoor cultivation equipment to medical or recreational cannabis growers.  Our products are primarily designed for general agricultural use. We have no direct or indirect design features in our equipment specifically or primarily of the cultivation of medical cannabis.  Although it is possible that medical cannabis may be grown in our hydroponic and soil based equipment, we make no inquiry of our customers as to their intended agricultural use of or products. If federal and/or state legislation is enacted which prohibits the sale of our growing equipment to medical cannabis growers, our revenues would decline, leading to a loss of a material portion of your investment.

Prospective customers may be deterred from doing business with a company with a significant nationwide online presence because of fears of federal or state enforcement of laws prohibiting possession and sale of medical or recreational marijuana.

Our websites are visible in jurisdictions where medicinal and/or recreational use of marijuana is not permitted and as a result we may be found to be violating the laws of those jurisdictions. We could lose potential customers as they could fear federal prosecution for growing marijuana with our equipment, reducing our revenue. In most states in which the production and sale of marijuana has been legalized there are additional laws or licenses required and some states prohibit altogether home cultivation, all of which make the loss of potential customers more likely.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

As described in Note 8 of our accompanying audited financial statements, our auditors have included a “going concern” provision in their opinion on our financial statements, expressing substantial doubt that we can continue as an ongoing business for the next twelve months. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to successfully raise the capital we need we may need to reduce the scope of our business to fully satisfy our future short-term liquidity requirements. If we cannot raise additional capital or reduce the scope of our business, we may be otherwise unable to achieve our goals or continue our operations. While we believe that we will be able to raise the capital we need to continue our operations, there can be no assurances that we will be successful in these efforts or will be able to resolve our liquidity issues or eliminate our operating losses.

Our inability to effectively manage our growth could harm our business and materially and adversely affect our operating results and financial condition.

Our strategy envisions growing our business. We plan to expand our product, sales, administrative and marketing organizations. Any growth in or expansion of our business is likely to continue to place a strain on our management and administrative resources, infrastructure and systems. As with other growing businesses, we expect that we will need to further refine and expand our business development capabilities, our systems and processes and our access to financing sources. We also will need to hire, train, supervise and manage new employees. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention. We cannot assure you that we will be able to:

•	expand our products effectively or efficiently or in a timely manner;
•	allocate our human resources optimally;
•	meet our capital needs;
•	identify and hire qualified employees or retain valued employees; or
•	effectively incorporate the components of any business or product line that we may acquire in our effort to achieve growth.

Our inability or failure to manage our growth and expansion effectively could harm our business and materially and adversely affect our operating results and financial condition.

Our operating results may fluctuate significantly based on customer acceptance of our products. As a result, period-to-period comparisons of our results of operations are unlikely to provide a good indication of our future performance.

Management expects that we will experience substantial variations in our net sales and operating results from quarter to quarter due to customer acceptance of our products. If customers don’t accept our products, our sales and revenues will decline, resulting in a reduction in our operating income or possible increase in losses.

If we do not successfully generate additional products and services, or if such products and services are developed but not successfully commercialized, we could lose revenue opportunities.

Our future success depends, in part, on our ability to expand our product and service offerings. To that end we have engaged in the process of identifying new product opportunities to provide additional products and related services to our customers. The processes of identifying and commercializing new products is complex and uncertain, and if we fail to accurately predict customers’ changing needs and emerging technological trends our business could be harmed. We may have to commit significant resources to commercializing new products before knowing whether our investments will result in products the market will accept. Furthermore, we may not execute successfully on commercializing those products because of errors in product planning or timing, technical hurdles that we fail to overcome in a timely fashion, or a lack of appropriate resources. This could result in competitors providing those solutions before we do and a reduction in net sales and earnings.

The success of new products depends on several factors, including proper new product definition, timely completion and introduction of these products, differentiation of new products from those of our competitors, and market acceptance of these products. There can be no assurance that we will successfully identify new product opportunities, develop and bring new products to market in a timely manner, or achieve market acceptance of our products or that products and technologies developed by others will not render our products or technologies obsolete or noncompetitive.

Our future success depends on our ability to grow and expand our customer base. Our failure to achieve such growth or expansion could materially harm our business.

To date, our revenue growth has been derived from the sale of our products. Our success and the planned growth and expansion of our business depend on us achieving greater and broader acceptance of our products and expanding our customer base. There can be no assurance that customers will purchase our products or that we will continue to expand our customer base. If we are unable to effectively market or expand our product offerings, we will be unable to grow and expand our business or implement our business strategy. This could materially impair our ability to increase sales and revenue and materially and adversely affect our margins, which could harm our business and cause our stock price to decline.

Our suppliers could fail to fulfill our orders for parts used to assemble our products, which would disrupt our business, increase our costs, harm our reputation and potentially cause us to lose our market.

We depend on third party suppliers to produce and timely ship our orders. Products purchased from our suppliers are used to assemble our products. These suppliers could fail to produce products to our specifications or in a workmanlike manner and may not deliver the units on a timely basis. Our suppliers may also have to obtain inventories of the necessary parts and tools for production. Any change in our suppliers to resolve production issues could disrupt our ability to fulfill orders. Any change in our suppliers to resolve production issues could also disrupt our business due to delays in finding new suppliers, providing specifications and testing initial production. Such disruptions in our business and/or delays in fulfilling orders would harm our reputation and would potentially cause us to lose our market.

Our inability to effectively protect our intellectual property would adversely affect our ability to compete effectively, our revenue, our financial condition and our results of operations.

We may be unable to obtain intellectual property rights to effectively protect our branding. Our ability to compete effectively may be affected by the nature and breadth of our intellectual property rights. While we intend to defend against any threats to our intellectual property rights, there can be no assurance that any such actions will adequately protect our interests. If we are unable to secure intellectual property rights to effectively protect our branding, our revenue and earnings, financial condition, or results of operations would be adversely affected.

We may also rely on non-disclosure and non-competition agreements to protect portions of our branding. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, that third parties will not otherwise gain access to our trade secrets or proprietary knowledge, or that third parties will not independently develop competitive products with similar branding.

We do not warrant any opinion as to non-infringement of any patent, trademark, or copyright by us or any of our affiliates, providers, or distributors. Nor do we warrant any opinion as to invalidity of any third-party patent or unpatentability of any third-party pending patent application.

Our industry is highly competitive and we have less capital and resources than many of our competitors, which may give them an advantage in developing and marketing products similar to ours or make our products obsolete.

We are involved in a highly competitive industry where we compete with numerous other companies who offer products similar to the products we sell. These competitors may have far greater resources, more experience, and personnel perhaps more qualified than we do. Such resources may give our competitors an advantage in developing and marketing products similar to ours or products that make our products obsolete. There can be no assurance that we will be able to successfully compete against these other entities.

We will be required to attract and retain top quality talent to compete in the marketplace.

We believe our future growth and success will depend in part on our ability to attract and retain highly skilled managerial, product development, sales and marketing, and finance personnel. There can be no assurance of success in attracting and retaining such personnel. Shortages in qualified personnel could limit our ability to increase sales of existing products and services and launch new product and service offerings.

We will be subject to evolving and expensive corporate governance regulations and requirements. Our failure to adequately adhere to these requirements or the failure or circumvention of our controls and procedures could seriously harm our business.

If and when we become a publicly traded company, we will be subject to various federal, state and other rules and regulations, including applicable requirements of the Sarbanes-Oxley Act of 2002. Compliance with these evolving regulations is costly and requires a significant diversion of management time and attention, particularly with regard to our disclosure controls and procedures and our internal control over financial reporting. Our internal controls and procedures may not be able to prevent errors or fraud in the future. Faulty judgments, simple errors or mistakes, or the failure of our personnel to adhere to established controls and procedures may make it difficult for us to ensure that the objectives of the control system are met. A failure of our controls and procedures to detect other than inconsequential errors or fraud could seriously harm our business and results of operations.

Supporting a growing customer base could strain our personnel and corporate infrastructure, and if we are unable to scale our operations and increase productivity, we may not be able to successfully implement our business plan.

Our current management and human resources infrastructure is comprised of our CEO, COO and several outsourced consultants. Our success will depend, in part, upon the ability of our management to manage our proposed business effectively. To do so, we will need to hire, train and manage new employees as needed. To manage the expected domestic growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. If we fail to successfully scale our operations and increase productivity, we will be unable to execute our business plan.

We are dependent on our CEO, COO, CFO and outsourced consultants, and the loss of one or more of these individuals could harm our business and prevent us from implementing our business plan in a timely manner.

Our success depends substantially upon the continued services of our executive officers and other key members of management, particularly Samuel May, our CEO and Matthew Lee, our COO and Barry Hollander, our CFO. We do not maintain key person life insurance policies on our CEO, COO or CFO. The loss of the services of our CEO, COO, CFO or outsourced consultants could seriously harm our business.

Potential conflicts of interest may result in loss of business which may result in the failure of the business.

Currently Mr. Hollander and Mr. Lee are officers, directors and shareholder of other private and public companies. As such, Messrs. Lee and Hollander shall devote such time as shall be reasonably required to fulfill their professional and fiduciary obligations to us. We do not expect any conflict of interest because the business activities of the aforementioned companies are different from our business activities. As our Chief Financial Officer’s office is located in Florida, we will incur additional costs of travel. We estimate that he will travel to our place of business approximately two times per quarter at an annual cost of approximately $10,000.

In general, officers and directors of a corporation are required to present business opportunities to the corporation if:

•	the corporation could financially undertake the opportunity;
•	the opportunity is within the corporation’s line of business; and
•	it would be unfair to the corporation and our stockholders not to bring the opportunity to the attention of the corporation.

Our ability to grow our business may depend on developing a positive brand reputation and member loyalty.

Establishing and maintaining a positive brand reputation and nurturing member loyalty is critical to attracting new customers. We expect to expend reasonable but limited resources to develop, maintain and enhance our brand in the near future. In addition, nurturing customer loyalty will depend on our ability to provide a high-quality user experience. If we are unable to maintain and enhance our brand reputation and customer satisfaction, our ability to attract new customers will be harmed.

In order to execute our business plan, we may need to raise additional capital. If we are unable to raise additional capital, we may not be able to achieve our business plan and you could lose your investment.

We may need to raise additional funds through public or private debt or equity financings as well as obtain credit from vendors to be able to fully execute our business plan. Any additional capital raised through the sale of equity may dilute your ownership interest. We may not be able to raise additional funds on favorable terms, or at all. If we are unable to obtain additional funds or credit from our vendors, we will be unable to execute our business plan and you could lose your investment.

Our Directors and Officers possess the majority of our voting power, and through this ownership, control our Company and our corporate actions.

Our current officers and directors as a group will hold approximately 87% of the outstanding shares of common stock immediately after this Offering assuming the maximum number of shares offered are sold. Additionally, the holders of the Series A Preferred Stock will have 51% of the total votes on a number of significant stockholder matters, regardless of the actual number of shares of Class A Preferred or common stock outstanding at the time. The Company issued 50 shares of Series A Preferred Stock to each of our CEO and COO. The Series A Preferred Stock held by our CEO and COO have been pledged to Chicago Venture Partners.

The officer/director group has a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. Such officer and/or stockholder may also have the power to prevent or cause a change in control. In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us.  The interests of these stockholders may give rise to a conflict of interest with the Company and our shareholders.  For additional details concerning voting power please refer to the section below entitled “Description of Securities.”

Risks Related to Our Common Stock and this Offering

Purchasers of the Shares will incur immediate substantial dilution.

Purchasers in this offering may incur substantial dilution in the future. There is no assurance that our net tangible book value per share in the future will equal or exceed the offering price.

There is currently no trading market for our common stock.

There currently is no trading market for our stock. While we intend to utilize a marker maker to apply for quotation on the OTC Markets following completion of this offering, we cannot assure you that a public market will ever develop. There is no guarantee that the Shares will ever be quoted on the OTC Markets or any exchange. Furthermore, you will likely not be able to sell your securities if a regular trading market for our securities does not develop and we cannot predict the extent, if any, to which investor interest will lead to the development of a viable trading market in our shares. We expect the initial market for our stock to be limited, if a market develops at all. Even if a limited trading market does develop, there is a risk that the absence of potential buyers will prevent you from selling your shares if you determine to reduce or eliminate your investment. Additionally, the IPO offering price of $.40 per share may not reflect the current value of our shares after the offering. This lack of a trading market and a lack of an adequate number of potential buyers may result in the inability to sell your shares when desired or result in your receiving a lower price for your shares upon their sale than you paid in this offering.

The price of the Shares offered has been arbitrarily established by Cabinet Grow.

The price of the shares was arbitrarily established considering such matters as the state of our business development and the general condition of the industry in which it operates. The Offering Price may not reflect the intrinsic value of the Company and it may be substantially higher than future market prices to the extent a market for the shares develops. The Offering price bears little relationship to the assets, net worth, or any other objective criteria of value applicable to us.

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Shares Eligible for Future Sale under Rule 144 May Adversely Affect the Market Value for our Securities

From time to time, certain of our stockholders who hold restricted securities may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, subject to certain limitations. Although our current stockholders have no current intention or ability to sell their shares, any substantial sales by holders of our common stock in the future pursuant to Rule 144 may have a material adverse effect on the market price of our securities.

Our stockholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses.

If our future operations or acquisitions are financed through the issuance of equity securities, our stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. We may grant options to purchase shares of our common stock to our directors, employees and consultants. The issuance of shares of our common stock upon the exercise of these options may result in dilution to our stockholders.

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our common stock may be considered a “penny stock” within the meaning of Rule 3a-51-1 of the Securities Exchange Act which will affect your ability to sell your shares; “penny stocks” often suffer wide fluctuations and have certain disclosure requirements which make resale in the secondary market difficult.

Our shares will be subject to the Penny Stock Reform Act, which will affect your ability to sell your shares in any secondary market, which may develop. If our shares are not listed on a nationally approved exchange or NASDAQ, do not meet certain minimum financing requirements, or have a bid price of at least $5.00 per share, they will likely be defined as a “penny stock”. Broker-dealer practices, in connection with transactions in “penny stocks”, are regulated by the SEC. Rules associated with transactions in penny stocks include the following:

•	the delivery of standardized risk disclosure documents;

•	the provision of other information such as current bid/offer quotations, compensation to be provided broker-dealer and salesperson, monthly accounting for penny stocks held in the customer’s account;

•	written determination that the penny stock is a suitable investment for purchaser;

•	written agreement to the transaction from purchaser; and

•	a two-business day delay prior to execution of a trade

These disclosure requirements and the wide fluctuations that “penny stocks” often experience in the market may make it difficult for you to sell your shares in any secondary market, which may develop. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

There are convertible notes outstanding and warrants to purchase shares of common stock of which the holders of such can elect to convert the notes into common stock of the Company, diluting current shareholders’ equity.

The holders of 10% convertible notes of the Company in the total amount of $66,000 with maturity dates in November and December 2014 can convert the notes into shares of Common Stock of the Company at the conversion price of $0.20 per share. If the holder’s elect to convert the notes into Common Stock, the total number of shares issuable upon conversion will be 330,000. We also issued in May 2014, a $1,657,500 convertible promissory note to Chicago Venture Partners (“CVP”). The CVP Note may be converted on the date that is six (6) months from the Trading Date (defined in the Purchase Agreement as the date on which the Common Stock is first trading on an Eligible Market, but in any event the Company shall cause its Common Stock to be trading on an Eligible Market within nine (9) months of the Closing Date of June 11, 2014) or at any time thereafter at a conversion price of $0.1976. The conversion price is equal to $6,500,000 divided by 33,000,000 (the amount of fully diluted shares of Common Stock of the Company on the date the Company files this Registration Statement). If the holder funds $1,500,000 and elects to convert the CVP Note into Common Stock, the number of shares issuable upon conversion will be 8,287,500, which will significantly dilute the current common stockholders’ equity position. The conversion price of the Conversion Shares under the CVP Note and exercise price under the Warrant are subject to proportional adjustment in the event of stock splits, stock dividends and similar corporate events. In addition, the conversion price and exercise price is subject to adjustment if we issue or sell shares of our common stock for a consideration per share less than the conversion or exercise price then in effect, or issue options, warrants or other securities convertible or exchange for shares of our common stock at a conversion price less than the conversion price in the CVP Note or exercise price in the Warrants then in effect. If either of these events should occur, the conversion or exercise price is reduced to the lowest price at which these securities were issued or are exercisable.

We are conducting a direct primary offering with no minimum amount required to be raised and as a result we can accept your investment funds at any time without any other investment funds being raised and may not raise sufficient funds to operate our business beyond the next twelve months.

There is no minimum amount required to be raised before we can accept your investment funds and, as a result, investment funds will not be placed in an escrow account pending the attainment of a minimum amount of proceeds. Once we accept your investment funds, there will be no obligation to return your investment funds even though no other investment funds are raised and there may be insufficient funds raised through this direct primary offering to cover the expenses associated with the offering and continue our operations beyond the next twelve months. Thus, you may be one of only a few investors in this offering in which you acquire stock in a company that continues to be under-capitalized. The lack of sufficient funds to pay expenses and for working capital will negatively impact our ability to implement and complete our plan of operation.

Because we will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use them and the proceeds may not be invested successfully.

We will have broad discretion on the use of the offering proceeds. While we currently anticipate that we will use the net proceeds of this offering for working capital and other general corporate purposes, our management may allocate the net proceeds among these purposes as it deems necessary. In addition, market or other factors may require our management to allocate portions of the net proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the net proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us.

If you purchase the common stock sold in this offering, you will experience immediate dilution.

If you purchase the common stock sold in this offering, you will experience immediate dilution because the price that you pay for our common stock will be greater than the net tangible book value per share of our shares of common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are forward-looking in nature are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. Except as required by law, we undertake no obligation to update forward-looking statements. The risks identified in the “Risk Factors” section of this prospectus, among others, may impact forward-looking statements contained in this prospectus.

USE OF PROCEEDS

We estimate that our proceeds from this offering, assuming all shares of common stock are sold, will be $2,000,000 (based on an assumed offering price of $.40 per share). The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75%, and 100%, respectively, of the securities offered for sale by us.

	If 25% of Shares Sold	If 50% of Shares Sold	If 75% of Shares Sold	If 100% of Shares Sold
Net Proceeds	$460,000	$960,000	$1,460,000	$1,960,000

Public company costs	$75,000	$75,000	$75,000	$75,000

Inventory	50,000	100,000	150,000	250,000

Trade Shows and Travel	50,000	100,000	150,000	200,000

Web Site Development and Social Media Platforms	25,000	100,000	200,000	300,000

Advertising and marketing	210,000	375,000	575,000	575,000

Staffing	—	50,000	100,000	175,000

General Working Capital	50,000	160,000	210,000	385,000

TOTAL	$460,000	$960,000	$1,460,000	$1,960,000

We will receive all proceeds from the sale of the common stock and intend to use the proceeds from this offering, to continue implementing the business and marketing plan. The expenses of this offering, including the preparation of this prospectus and the filing of this registration statement, estimated at $40,000 are being paid for by us, from our cash on hand; however, we have also reduced the gross proceeds by the $40,000 of estimated offering costs. Our budgetary allocations may vary, however, depending upon the percentage of proceeds that we obtain from the offering.

DETERMINATION OF OFFERING PRICE

The offering price for the shares in this offering was arbitrarily determined. In determining the initial public offering price of the shares we considered several factors including the following:

•	Our business structure and operations;

•	Prevailing market conditions, including the history and prospects for our industry;

•	Our future prospects and the experience of our management; and

•	Our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2014:

•	On an actual basis;

•	On a pro forma basis to give effect to the assumed sale by us of 5,000,000 shares of common stock offered by this prospectus at an initial public offering price of $0.40 per share, net of $40,000 of estimated offering costs. For each 25% decrease in the amount of shares sold by us there would be a decrease of $500,000 of cash and cash equivalents, working capital, total assets and total stockholders' equity, assuming that the price per share offered by us, as set forth on the cover page of this prospectus, remains the same.

You should read the information in this table together with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

	Actual	Pro Forma
Cash and cash equivalents	$220,076	$2,180,076

Convertible promissory notes	$623,500	$623,500
Stockholders' equity (deficit):
Common stock, $0.001 par value: 300,000,000 shares authorized; 33,000,000 shares issued and outstanding, actual and 38,000,000 shares issued and outstanding, pro forma	33,000	38,000
Preferred stock, $0.001 par value; 10,000,000 shares authorized, 100 shares issued and outstanding, actual and pro forma;	—	—
Additional paid-in capital	975,793	2,930,793
Accumulated deficit	(1,235,668)	(1,235,668)
Deferred stock compensation	(18,750)	(18,750)
Total stockholders' equity	245,626	1,714,375
Total capitalization	$377,875	$2,337,785

Our net tangible book value as of September 30, 2014 was negative $245,625, or approximately ($0.01) per share. Net tangible book value per share represents our total tangible assets less total tangible liabilities, divided by the number of shares of common stock outstanding as of September 30, 2014.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. The following tables compare the differences of your investment in our shares with the investment of our existing stockholders based on the percentage of shares sold of the 5,000,000 shares available to be purchased:

DILUTION TO NEW SHAREHOLDERS	25%	50%	75%	100%
Per share offering price	$0.40	$0.40	$0.40	$0.40
Net tangible book value per share before offering	$(0.01)	$(0.01)	$(0.01)	$(0.01)
Net tangible book value per share after offering	$0.01	$0.02	$0.033	$0.045
Decrease in investment to new shareholders	$0.394	$0.38	$0.367	$0.355
Dilution to new shareholders	98.4%	95.50%	91.7%	88.7%

PLAN OF DISTRIBUTION

There is No Current Market for Our Shares of Common Stock

There is currently no market for our shares. We cannot give you any assurance that the shares you purchase will ever have a market or that if a market for our shares ever develops, that you will be able to sell your shares. In addition, even if a public market for our shares develops, there is no assurance that a secondary public market will be sustained.

The shares you purchase are not traded or listed on any exchange. After the effective date of the registration statement of which this prospectus forms a part, we intend to have a market maker file an application with the Financial Industry Regulatory Authority to have our common stock quoted on the OTC Markets.

We currently have no market maker who is willing to list quotations for our stock. Further, even assuming we do locate such a market maker, it could take several months before the market maker’s listing application for our shares is approved.

The OTC Markets is maintained by OTC Market Group, Inc. The securities traded on the OTC Markets are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Even if our shares are quoted on the OTC Markets, a purchaser of our shares may not be able to resell the shares. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on FINRA brokers-dealers who make a market in a "penny stock." A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transactions is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

The Offering will be Sold by Our Officers and Directors

We are offering up to a total of 5,000,000 shares of common stock. The offering price is $0.40 per share. The offering will be for 180 days unless closed sooner by a sale of all of the shares offered. At the sole discretion of our Board of Directors, the offering may be extended an additional 90 days or terminated at any time, even before we have sold the 5,000,000 shares. There are no specific events which might trigger the Board’s decision to terminate the offering.

The shares are being offered by us on a direct primary, a self-underwritten basis (that is without the use of a broker-dealer) and there can be no assurance that all or any of the shares offered will be subscribed. If less than the maximum proceeds are available to us, our development and prospects could be adversely affected. There is no minimum offering required for this offering to close. All funds received as a result of this offering will be immediately available to us for our general business purposes.

We cannot assure you that all or any of the shares offered under this prospectus will be sold. No one has committed to purchase any of the shares offered. Therefore, we may sell only a nominal amount of shares, in which case our ability to execute our business plan might be negatively impacted. We reserve the right to withdraw or cancel this offering and to accept or reject any subscription in whole or in part, for any reason or for no reason. Subscriptions will be accepted or rejected promptly. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Certificates for shares purchased will be issued and distributed by our transfer agent promptly after a subscription is accepted and "good funds" are received in our account.

We will sell the shares in this offering through our officers and directors, who intend to offer them to friends, family members and business acquaintances using this prospectus and a subscription agreement as the only materials to offer potential investors. The officers and directors that offer shares on our behalf may be deemed to be underwriters of this offering within the meaning of Section 2(11) of the Securities Act of 1933, as amended. We reserve the right to use licensed broker/dealers and pay the brokers a cash commission of up to 10% of the proceeds raised by that broker. The officers and directors engaged in the sale of the securities will receive no commission from the sale of the shares nor will they register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3(a) 4-1. Rule 3(a) 4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. Our officers and directors satisfy the requirements of Rule 3(a) 4-1 in that:

(1)	They are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his or her participation; and

(2)	They are not compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

(3)	They are not, at the time of their participation, an associated person of a broker- dealer; and
(4)
They meet the conditions of Paragraph (a)(4)(ii) of Rule 3(a)4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) are not brokers or dealers, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

As long as we satisfy all of these conditions, we believe that we satisfy the requirements of Rule 3(a)4-1 of the Exchange Act.

As our officers and director will sell the shares being offered pursuant to this offering, Regulation M prohibits us and our officers and directors from certain types of trading activities during the time of distribution of our securities. Specifically, Regulation M prohibits our officers and directors from bidding for or purchasing any common stock or attempting to induce any other person to purchase any common stock, until the distribution of our securities pursuant to this offering has ended.

Terms of the Offering

The Shares being offered by the Company will be sold at the fixed price of $0.40 per share until the completion of this offering. There is no minimum amount of subscription required per investor, and subscriptions, once received and accepted, are irrevocable. This offering will commence promptly on the date upon which the registration statement is declared effective and will conclude upon the earlier of (i) the date on which all 5,000,000 Shares have been sold, or (ii) 180 days after this registration statement becomes effective with the SEC. Our Board of Directors may at their sole discretion extend the offering for an additional 90 days. If the board of directors votes to extend the offering for the additional 90 days, a post-effective amendment to the registration statement will be filed to notify subscribers and potential subscribers of the extended offering period.

Deposit of Offering Proceeds

This is a direct primary, a self-underwritten basis offering, so we are not required to sell any specific number or dollar amount of securities but will use our best efforts to sell the securities offered. We have made no arrangements to place subscription funds in an escrow, trust or similar account which means that all funds collected for subscriptions will be immediately available to the Company for use in the implementation of our business plan.

Procedures and Requirements for Subscription

If you decide to subscribe for any shares being sold by the Company in this offering, you will be required to execute a Subscription Agreement and tender it, together with a check, bank draft or cashier’s check payable to the Company. Subscriptions, once received and accepted by the Company, are irrevocable. All checks for subscriptions should be made payable to Cabinet Grow, Inc. Our transfer agent, VStock Transfer, LLC, will issue common stock subscribed for in this offering promptly after we accept subscriptions from investors. Securities purchased by investors in this offering will remain outstanding upon its termination regardless of the number of shares subscribed for.

ERISA Considerations

Persons who contemplate purchasing shares of our common stock on behalf of Qualified Plans are urged to consult with tax and ERISA counsel regarding the effect of such purchase and, further, to determine that such a purchase will not result in a prohibited transaction under ERISA, the Internal Revenue Code or a violation of some other provision of ERISA, the Internal Revenue Code or other applicable law. We will rely on such determination made by such persons, although no shares of our common stock will be sold to any Qualified Plans if management believes that such sale will result in a prohibited transaction under ERISA or the Code.

DESCRIPTION OF SECURITIES

General

Pursuant to our Articles of Incorporation filed with the Nevada Secretary of State on May 11, 2014 and the Certificate of Designations filed on June 6, 2014, our authorized capital stock consists of 300,000,000 shares of Common Stock, $0.001 par value per share and 10,000,000 shares of preferred stock, par value $0.001 per share. As of October 31, 2014, we had 33,000,000 shares of Common Stock issued and outstanding and 100 shares of Class A Preferred Stock issued and outstanding.

Common Stock

Holders of the Company's common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company's common stock representing a majority of the voting power of the Company's capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company's outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company's articles of incorporation.

Holders of the Company's common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company's common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company's common stock.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

Class A Preferred Stock

On June 3, 2014, our Board of Directors designated 100 shares of Class A Preferred Stock (the “Class A Preferred Stock”) and approved a Certificate of Designation (“COD”), establishing the terms, conditions and relative rights of the Class A Preferred Stock that were filed the Nevada Secretary of State on June 6, 2014. The COD provides that the holders of the Class A Preferred Stock (the “Class A Holders”) have limited voting rights and powers compared to the voting rights and powers of holders of Common Stock and other series, if any, of Preferred Stock. The Class A Holders are entitled to notice of any shareholders meeting in accordance with our Bylaws , and are entitled to vote, but only with respect to the following matters (collectively, the “Class A Voting Matters”): (i) the appointment and/or removal of any member of the Company’s board of directors, (ii) any matter related to or transaction (or series of transactions) pursuant to which the Company would sell or license all or substantially all of its assets or the stockholders of the Company would sell all or substantially all of their shares of the Company’s stock or where the Company would merge with or into any other entity, (iii) causing the Company to register its Common Stock for trading pursuant to the Securities Exchange Act of 1934, as amended, including by filing a registration statement on Form S-1 with the Securities Exchange Commission and filing and obtaining FINRA approval of a Form 15c2-11, and (iv) with respect to any matter involving a transaction whereby the Company will become part of or merge into an existing public company. For so long as Class A Preferred Stock is issued and outstanding, the holders of Class A Preferred Stock shall vote together as a single class with the holders of the Corporation’s Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holders of Class A Preferred Stock being entitled to fifty-one percent (51%) of the total votes on only Class A Preferred Voting Matters regardless of the actual number of shares of Class A Preferred Stock then outstanding, and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power for any Class A Preferred Voting Matter. The Board also approved the issuance of 50 shares each of the Class A Preferred Stock to the Company’s Chief Executive Officer and Chief Operating Officer. As security for the CVP note described below, the Class A Preferred Stock has been pledged to Chicago Venture Partners (“CVP”).

Convertible Debt

The holders of 10% convertible notes of the Company in the total amount of $66,000 with maturity dates in November and December 2014 can convert their notes into shares of Common Stock of the Company at the conversion price of $0.20 per share. If the holder’s elect to convert the notes into Common Stock, the total number of shares issuable upon conversion will be 330,000. The Company also issued in May 2014, a $1,657,500 convertible promissory note to Chicago Venture Partners (“CVP”). The CVP Note is convertible into common stock, at CVP’s option, beginning from December 11, 2014, (the date that is six months from the Closing Date of June 11, 2014), at a price equal to $6,500,000 divided by 33,000,000 (equal to the amount of fully diluted shares of Common Stock of the Company on the date the Company filed its’ registration statement). If the holder funds $1,500,000 and elects to convert the CVP Note into Common Stock, the number of shares issuable upon conversion will be 8,287,500, which will significantly dilute the current shareholders’ equity position.

Options and Warrants

On June 6, 2014, the Company issued a warrant to CVP to purchase the number of shares equal to $420,000 divided by the Market Price (defined in the Convertible Note as 70% of the average of the three (3) lowest VWAPs (volume weighed average price) in the twenty (20) trading days immediately preceding the applicable exercise). The exercise price is $0.20 (equal to $6,600,000 divided by 33,000,000, the number of fully diluted shares of Common Stock of the Company that are outstanding on the date the Company filed its’ registration statement on Form S-1).

Cash Dividends

As of the date of this prospectus, the Company has not paid any cash dividends to shareholders. The declaration of any future cash dividend will be at the discretion of the Board of Directors and will depend upon the earnings of the Company, if any, its capital requirements and financial position, the general economic conditions, and other pertinent conditions. It is the Company’s present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in its business operations.

RULE 144

As of the date of this prospectus, we have issued 33,000,000 shares. Our officers and directors beneficially owns 31,500,000 shares of our common stock. These shares are currently restricted from trading under Rule 144 under the Securities Act (“Rule 144”). Rule 144 provides an exemption from the registration requirements of the Securities Act for resales of “restricted securities,” which are securities that have been acquired from the issuer of the securities or an affiliate of the issuer in a transaction or chain of transactions not involving a public offering, and for resales of any securities held by an affiliate of the issuer.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns restricted securities of a reporting company may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may sell those securities, but only if they comply with certain restrictions relating to the manner of sale, the availability of current public information about the reporting company, and the filing of a notice of sale. In addition, under Rule 144, affiliates may not sell within any three-month period a number of shares in excess of the greater of:

•	1% of the total number of securities of the same class then outstanding and

•	the average weekly trading volume of such securities as reported through the automated quotation system during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Persons not deemed to be affiliates of the reporting company who have beneficially owned the restricted securities for at least six months but for less than one year may sell these securities, provided that the reporting company is current in its Exchange Act filings. After beneficially owning restricted securities for one year, a non-affiliate of the reporting company may engage in unlimited resales of such securities.

DESCRIPTION OF THE BUSINESS

Overview

Cabinet Grow, Inc. (the “Company” or “Cabinet Grow”) was formed to fill the gap in the small scale homegrown horticultural market and through our predecessor, Universal Hydro (“Hydro”), began operations in California in 2008. On April 28, 2014, the Company changed our name to Cabinet Grow, Inc. and all of the business, assets and liabilities of Hydro were assigned to Cabinet Grow. On May 15, 2014, Cabinet Grow redomiciled to Nevada when it merged with Cabinet Grow, Inc. a Nevada corporation.

We custom assemble cabinet based horticultural systems. The Company purchases cabinets as well as lights, filters and fans from third party suppliers. Upon receipt of an order form a customer, the Company assembles the parts into a “finished horticulture”cabinet for sale. We currently have no plans to manufacture cabinets but depending on the costs of the components we purchase, labor, transportation and other costs associated with purchasing components, we may from time to time investigate the possibility of manufacturing some of the purchased components. The design and production of our hydroponic and soil grow cabinets makes the process of growing in a self-contained cabinet automated and simplified. Our mission is to make hydroponic and soil growing simpler, more efficient and a better value than other products found on the market.

The company views itself as a ‘pick and shovel’ assembler and distributor, providing the tools needed for successful growing operations but never touching the actual end product. The design and production of our innovative line of grow cabinets makes the process of growing a superior crop, self-contained, automated and simplified. Throughout the entire process, from seed to harvest, we are dedicated to giving growers the products, services and knowledge to make each grow their best.

In October 2010, we launched an initial prototype of our flagship product, the Earth Cab Pro hydroponic grow cabinet. Two other models the Yielder Max and MediCab Micro round out our product line. Our product line is designed to allow customers to tailor grow packages to suit their specific needs and budget. Beyond size, available options include soil or hydroponic grow medium and traditional indoor grow lighting or the more efficient and popular LED lighting. With the exception of the MediCab Micro, our products allow complete autonomy so that growers can manage all stages of growth, from seed through harvest, in a single system, from the comfort of their home. The MediCab Micro is a single chamber grow system, where our larger grow cabinets are designed with dual grow chambers.  In the dual chamber model, each chamber operates independently from the other, enabling growers to manage multiple stages of plant life concurrently.  That means a grower can plant a single seed, mature the plant, take clones from the mature plant, and raise the clones in one chamber while blooming the mature plant in the other.  This process is perpetually repeated creating autonomy for the grower.  However, when growing in a single chamber system, the grower may start from seed or clone, and complete the entire grow cycle within that chamber, but must procure new seeds or clones each time a new crop is planted.

Customers

We have primarily sold our products direct to consumers, purchased and prepaid for on our web site, and ship products to 47 states and 12 countries. We are not aware of any laws or regulations of foreign countries that would prohibit our products because they are primarily designed for general agricultural use. Our customers can grow anything they desire in our equipment.  Particularly in areas that experience short growing seasons, in-door hydroponic and soil vegetable gardening is becoming more popular among those individuals seeking fresh organic food.

Products

Our product offerings are split into two categories: (1) self-contained horticultural grow cabinets and (2) specifically constructed kits and packages offered to satisfy the “do-it-yourself” (“DIY”) home horticulturist which involves a modular growing solution.

Grow Cabinets

The company’s line of grow cabinets consists of three models with variations of each model allowing consumers to select a cabinet that will suit their specific needs.

Every model and variation includes the following:

  Minimal assembly required
  Plug and Play operation
  Lighting source
  Grow Medium
  Growing Nutrients
  Air filtration and ventilation components
  Locking mechanisms
  Reflective interior material
  No seeds or plants are included with any Grow Cabinet, DYI Kits or Packages

Our three cabinet models, variations and approximate sell price of each are as follows:

Earth Cab Pro

The Earth Cab Pro (“ECP”) is our largest grow box offering at 74.5”x46”x31” are offered at retail prices ranging from $2,899 to $3,579 [plus shipping and applicable taxes]. All ECP's are made from a powder coated steel cabinet with 3 point lock and casters for mobility. A washable pre-filter and removable grow shelf are standard on all ECP's. The four ECP variations are:

  Soil / HID – Includes soil and pots as the growing medium and 600watt HID bulbs (high intensity discharge) within an air cooled reflector hood as the plant lighting source.

  Soil / LED – Includes soil and pots as the growing medium and LED's (Light Emitting Diodes) as the plant lighting source.

  Hydro / HID – Includes dual 10 gallon hydroponic reservoirs with a hybrid hydroponics feeding system. The hybrid system is a modified “top feed” nutrient drip delivered below the surface of the grow medium as well as a “deep water culture” (DWC) nutrient delivery where in air pumps force oxygen into the nutrient bath through air diffusers placed inside the reservoir. Traditional indoor 600watt HID bulbs substitute sunlight and are enclosed within an air cooled reflector hood to reduce heat.

  Hydro / LED – Includes dual 10 gallon hydroponic reservoirs with a hybrid hydroponics feeding system. The hybrid system is a modified “top feed” nutrient drip delivered below the surface of the grow medium as well as a DWC nutrient delivery where in air pumps force oxygen into the nutrient bath through air diffusers placed inside the reservoir. LED lights specifically designed for horticulture substitute sunlight as the lighting source.

Yielder Max

The Yielder Max (“YM”) is the company's midsized grow box measuring in at 60”x24”x31” are offered at retail prices ranging from $1,699 to $2,119 plus shipping and applicable taxes. All YM's are made from a powder coated steel cabinet with 3 point lock and casters for mobility. A washable pre filter and removable grow shelf is standard on all YM's. The four YM variations are:

  Soil / CFL – Includes soil and pots as the growing medium and CFL (Compact Florescent Lighting) bulbs within an open reflector hood is the plant lighting source.

  Soil / LED – Includes soil and pots as the growing medium and LED lights specifically designed for horticulture substitute sunlight as the lighting source.

  Hydro / CFL – Includes one 10 gallon hydroponic reservoir with a hybrid hydroponics feeding system. The hybrid system is a modified “top feed” nutrient drip delivered below the surface of the grow medium as well as a DWC nutrient delivery where in air pumps force oxygen into the nutrient bath through air diffusers placed inside the reservoir. A secondary, 3 gallon reservoir with a DWC nutrient delivery system offers growers the ability to grow both small and large plants simultaneously. CFL bulbs within an open reflector hood is the plant lighting source.

  Hydro / LED – Includes one 10 gallon hydroponic reservoir with a hybrid hydroponics feeding system. The hybrid system is a modified “top feed” nutrient drip delivered below the surface of the grow medium as well as a DWC nutrient delivery where in air pumps force oxygen into the nutrient bath through air diffusers placed inside the reservoir. A secondary, 3 gallon reservoir with a DWC nutrient delivery system offers growers the ability to grow both small and large plants simultaneously. LED lights specifically designed for horticulture substitute sunlight as the lighting source.

Medicab Micro

The Medicab Micro is the company's smallest grow box measuring in at 26”x24”x17” are offered at retail prices ranging from $899 to $979 plus shipping and applicable taxes. All Medicabs come standard with both CFL bulbs and LED lighting. The two variations are:

  Soil – Includes soil bags for the growing medium as well as propagation kit for starting seeds and/or clones.

  Hydroponic – Includes a 3 gallon Hydroponic reservoir with a DWC nutrient delivery system offers growers the ability to grow small plants from start to finish as well as propagation kit for starting seeds and/or clones.

D.I.Y. Kits and Packages

Our line of kits and packages is meant to satisfy the do-it-yourself type of customer. DIY Kits and Packages can be broken down into these categories:

  Tent Packages – Tent packages consist of a grow tent (small, medium or large) and the appropriate ventilation kit, lighting kit, soil kit and nutrient kit.

  Grow Light Kits – Grow light kits range in power from a 125watt CFL kit to 1000 watt HID kit. All HID kits come standard with ballast, bulbs, hood, timer, and height adjustable pulleys. All CFL kits come standard with bulbs (2500k and 6000k) and reflective fixture.

  Ventilation Kits – 4” and 6” kits consist of carbon filter, ducting, circulation fan and inline blower.

  Soil Kits – Available in small or large. Includes soil, .5 gal bags, 3 gal pots, and trays.

  Nutrient Kits – Available as 6 month supply of standard or 6 month supply of expert nutrients. The standard kit includes grow, bloom and ripe nutrients. The expert kit includes grow, bloom and ripe plus extra advanced nutrients.

Marketing & Business Development

Expanding distribution will be a key management focus.

We have experienced growth with a marketing effort directing prospective customers to our web site. We have developed detailed plans to upgrade and expand our marketing activities. These plans include:

  Enhanced Website - Our website has been the major source of sales leads, followed by word of mouth. We plan to upgrade the site and maximize the search engine optimization (“SEO”) capabilities expanding the reach and site traffic. We will also greatly enhance the usability, scope and depth of content as well as the e-commerce component. We believe these enhancements may affect the visibility of our website or a web page in a search engine's "natural" or un-paid ("organic") search results.
  Email Marketing - Develop leads into shoppers, shoppers into customers, and customers into repeat customers and brand ambassadors. Use drip campaigns to effectively “hand hold” prospects through our sales funnel by providing relevant information based on where the customer is in their buying cycle. Drip marketing is a communication strategy that sends, or "drips," a pre-written set of messages to customers or prospects over time. Drip marketing is distinct from other database marketing in two ways: (1) the timing of the messages follow a pre-determined course; (2) the messages are dripped in a series applicable to a specific behavior or status of the recipient.
  Print Ads - Print ads are effective for branding with certain publications (High Times), creating new markets, and are great lead generators. We will expand testing to include publications outside the MMJ/Hydroponics industry (boat/RV magazines, classifieds, etc) where we can increase visibility and create new markets without the presence of our competition.
  Trade Shows - We will focus on three to four high profile shows per year (High Times Cup/Denver, Maximum Yield San Francisco, Champs LV, and ultimately Spannabis) as well as low cost local shows. Trade shows are great for brand awareness, lead generation, and market feedback.
  Social Media - Social media campaigns will be used primarily for branding, gaining customer confidence, SEO and target market evaluation. Creating a campaign that has the potential to go “viral” through one of many social network platforms; i.e. twitter or youtube.

Based on the Use of Proceeds (see page 14) the amount of funds available for each of the above varies pursuant to the amount raised in the offering. The use of proceeds itemizes a low of $25,000 (assuming 25% of the IPO shares are sold) to a high of $300,000 (assuming 100% of the IPO shares are sold) for website development (#1 above) and social media (#5 above). We can control the number of social media campaigns based on the results of the offering. Advertising and marketing (#’s 2 and 3 above) is budgeted to spend from $210,000 to $575,000 depending upon the success of the offering. We also can control the type, number and length of print advertising campaigns as well as the success rate of generating leads and eventual sales. Management will be agile enough to make changes to the plans based on the success rate of each type of campaign. We have estimated from a low of $50,000 to a high of $200,000 within the use of proceeds for trade shows and related travel. The Company has utilized some of the proceeds received from the issuance of convertible notes to purchase a booth for trade shows, and estimates that the minimum raised from the offering will be sufficient to attend the four trade shows stated above. Additional proceeds from the offering will allow the Company to expand its presence at each of the shows as well as intend additional shows.

Technology and Development

We are presently working on introducing an array of product extensions, new products, and subscription based service offerings. We plan to introduce a higher level of automation options as well as expand the offering of scalable packages and accessories. We have developed several innovative product enhancements that we are considering incorporating to our line of products and we may seek to apply for intellectual property protection. An increasing emphasis will be placed on supplies such as nutrients and grow medium which are consumed by system users with each grow cycle and represent a captive recurring revenue opportunity. We are introducing an automated contact and reorder system for our customer base to help grow this revenue stream. We are planning to expand our current line of LEDs for uses in cabinets and also as a standalone offering for larger scale growers. We also plan to offer and expand our premium support services and education. Support and education can be packaged as a monthly subscription service offering live support, advanced training, and even an auto resupply of nutrients and grow media.

Competition

We have positioned ourselves as an innovative grow box manufacturer that produces value based, functional grow systems. Our competition includes Super Closet, BC Northern Lights, Hydroponics Group and a variety of smaller, garage based businesses building low quality micro systems. Certain of these manufactures are larger than we are and have greater financial resources than we do. We believe we can compete effectively with our competitors on the basis of our favorable reputation for outstanding customer service and satisfaction, including our product warranty. There is no assurance, however, that our ability to market products and services successfully will not be impacted by competition that now exists or may later develop.

Intellectual Property

Our intellectual property consists of brands and their related trademarks and websites, customer lists and affiliations, product know-how and technology, and marketing intangibles.

Our other intellectual property is primarily in the form of trademarks and domain names. We own the U.S. trademarks for Flip LED, Universal Hydro, and Cabinet Grow. We also hold rights to urls related to our business including urls that are actively used in our day-to-day business such as www.cabinetgrow.com.

We have a policy of entering into confidentiality and non-disclosure agreements with our employees and some of our vendors and customers (some customers are also wholesale distributors for competitor’s products) as we deem necessary. These agreements and policies are intended to protect our intellectual property, but we cannot ensure that these agreements or the other steps we have taken to protect our intellectual property will be sufficient to prevent theft, unauthorized use or adverse infringement claims. We cannot prevent piracy of our methods and features, and we cannot determine the extent to which our methods and features are being pirated.

Government Regulation

Currently, there are twenty-three states plus the District of Columbia that have laws and/or regulation that recognize in one form or another legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation. Conversely, the federal government regulates drugs through the Controlled Substances Act (“CSA”) (21 U.S.C. § 811), which does not recognize the difference between medical and recreational use of cannabis. Under federal law, cannabis is treated like every other controlled substance, such as cocaine and heroin. The federal government places every controlled substance in a schedule, in principle according to its relative potential for abuse and medicinal value. Under the CSA, cannabis is classified as a Schedule I drug, which means that the federal government views medical cannabis as highly addictive and having no medical value. Under 21 U.S.C. § 863 It is unlawful for any person (1) to sell or offer for sale drug paraphernalia; (2) to use the mails or any other facility of interstate commerce to transport drug paraphernalia; or (3) to import or export drug paraphernalia.

The extent to which the regulation of drug paraphernalia under the CSA is applicable to our business and the sale of our product is found in the definition of drug paraphernalia. Drug paraphernalia means any equipment, product, or material of any kind which is primarily intended or designed for use in manufacturing, compounding, converting, concealing, producing processing, preparing, injecting ingesting, inhaling or otherwise introducing into the human body a controlled substance, possession of which is unlawful. Our products are primarily designed for general agricultural use. We have no direct or indirect design features in our equipment specifically or primarily of the cultivation of medical cannabis. If the Department of Justice (the “DOJ”) Guidance Regarding Marijuana Enforcement to all United States Attorneys from Deputy Attorney General David Ogden on October 19, 2009, and from Deputy Attorney General James Cole on June 29, 2011 and again from Deputy Attorney General James Cole on August 29, 2013, were reversed and it was determined that the Company violated the regulation of drug paraphernalia under the CSA then the Company would need to make appropriate modifications to its products to avoid violation of the CSA. Until Congress amends the CSA with respect to medical marijuana, there is a risk that federal authorities may enforce current federal law. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect revenues and profits of the Company. The risk of strict enforcement of the CSA in light of congressional activity, judicial holdings and stated federal policy remains uncertain.

Congress accepted the introduction of The Respect State Marijuana Law Act on April 12, 2013. This legislation has been sent to the House Judicial Committee and House Committee on Energy and Commerce for further congressional review. This legislation would amend the CSA to provide that provision of the CSA related to marijuana shall not be applied to any person acting in compliance with state laws related to the production, possession, distribution, dispensing, administration or delivery of marijuana.

The U.S. Supreme Court has declined to hear a case brought by San Diego County, California that sought to establish federal pre-emption over state medical marijuana laws. The preemption claim was rejected by every court that reviewed the case. The California 4th District Court of Appeals wrote in its unanimous ruling, "Congress does not have the authority to compel the states to direct their law enforcement personnel to enforce federal laws."  However, in another case the U.S. Supreme Court has held that as long as the CSA contains prohibitions against marijuana, that under the Commerce Clause of the United States Constitution, the United States may criminalize the production and use of homegrown cannabis even where states approve its use for medical purposes.

In an effort to provide guidance to federal law enforcement, the Department of Justice (the “DOJ”) has issued Guidance Regarding Marijuana Enforcement to all United States Attorneys in a memorandum from Deputy Attorney General David Ogden on October 19, 2009, in a memorandum from Deputy Attorney General James Cole on June 29, 2011 and in a memorandum from Deputy Attorney General James Cole on August 29, 2013. Each memorandum provides that the DOJ is committed to enforcement of the CSA but the DOJ is also committed to using its limited investigative and prosecutorial resources to address the most significant threats in the most effective, consistent and rational way.

The August 29, 2013, memorandum provides updated guidance to federal prosecutors concerning marijuana enforcement in light of state laws legalizing medical and recreational marijuana possession in small amounts. The memorandum sets forth certain enforcement priorities that are important to the federal government:

•	Distribution of marijuana to children;
•	Revenue from the sale of marijuana going to criminals;
•	Diversion of medical marijuana from states where is legal to states where it is not;
•	Using state authorized marijuana activity as a pretext of other illegal drug activity;
•	Preventing violence in the cultivation and distribution of marijuana;
•	Preventing drugged driving;
•	Growing marijuana on federal property; and
•	Preventing possession or use of marijuana on federal property.

The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but relied on state and local law enforcement to address marijuana activity.

Although it is possible that medical cannabis may be grown in our hydroponic and soil based equipment, we make no inquiry of our customers as to their intended agricultural use of or products. We do not believe we have an affirmative obligation to inquire from our customers their intended use of a legal hydroponic and soil based equipment intended for small scale recreational agricultural. Similarly, we would not expect a potting soil manufacturer to inquire from its customers if they intended to use the soil to grow medical cannabis or a recreational greenhouse manufacturer to inquire from its customers if they intended to use the green house to grow medical cannabis.

The table below identifies each state as whether or not they have some form of legalized medical cannabis. We have indicated in which states we have done business (shipped products to) since January 1, 2013 through September 30, 2014.

State	Legalized Medical Cannabis	Has not Legalized Medical Cannabis	Business Since January 2013	Significant Differences of Legal Regimes
Alabama		X	X
Alaska	X		X
Arizona	X		X	Must live 25 miles or more from dispensary
Arkansas		X	X
California	X		X
Colorado	X		X
Connecticut	X		X	Home cultivation not allowed
Delaware	X		X	Home cultivation not allowed
District of Columbia	X		X	Home cultivation not allowed
Florida		X	X
Georgia		X	X
Hawaii	X		X
Idaho		X	X
Illinois	X		X	Home cultivation not allowed
Indiana		X	X
Iowa		X	X
Kansas		X	X
Kentucky		X	X
Louisiana		X	X
Maine	X		X
Maryland	X		X	Home cultivation not allowed
Massachusetts	X		X	Hardship waiver required for home cultivation
Michigan	X		X
Minnesota	X		X	Home cultivation not allowed
Mississippi		X	X
Missouri		X	X
Montana	X		X
Nebraska		X
Nevada	X		X
New Hampshire	X			Home cultivation not allowed
New Jersey	X		X	Home cultivation not allowed
New Mexico	X		X	Special license required for home cultivation
New York	X		X	Home cultivation not allowed
North Carolina		X	X
North Dakota		X
Ohio		X	X
Oklahoma		X	X
Oregon	X		X
Pennsylvania		X	X
Rhode Island	X		X
South Carolina		X	X
South Dakota		X
Tennessee		X	X
Texas		X	X
Utah		X	X
Vermont	X		X
Virginia		X	X
Washington	X		X
West Virginia		X	X
Wisconsin		X	X
Wyoming		X	X

Karen O’Keefe, JD, Director of State Policies for Marijuana Policy Project (MPP), stated the following in a May 29, 2014 email to ProCon.org:

“Some or all patients and/or their caregivers can cultivate in 15 of the 23 states. Home cultivation is not allowed in Connecticut, Delaware, Illinois, Maryland, Minnesota, New Hampshire, New Jersey, New York, or the District of Columbia and a special license is required in New Mexico. In Arizona, patients can only cultivate if they lived 25 miles or more from a dispensary when they applied for their card. In Massachusetts, patients can only cultivate if they have a hardship waiver. In Nevada, patients can cultivate if they live more than 25 miles from a dispensary, if they are not able to reasonably travel to a dispensary, or if no dispensaries in the patients' counties are able to supply the strains they need. In addition, Nevada patients who were growing by July 1, 2013 may continue grow until March 31, 2016.”

Employees

As of November 15, 2014, we had nine employees, including our officers.

Description of Property

We lease approximately 4,427 square feet of office and manufacturing space in Irvine California pursuant to a lease that expires on September 30, 2017. Monthly rent is $4,870 and increases to $5,091 on October 1, 2015 for the final twelve months. For public reporting purposes and corporate correspondences regarding such, the Company will utilize the office address of a Company controlled by our CFO in West Palm Beach, FL at no charge.

LEGAL PROCEEDINGS

We are not involved in any pending legal proceeding nor is it aware of any pending or threatened litigation against us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is currently no public trading market for our Common Stock and no such market may ever develop. While we intend to seek and obtain quotation of our Common Stock for trading on the OTC Markets, there is no assurance that our application will be approved. An application for quotation on the OTC Markets must be submitted by one or more market makers who: 1) are approved by FINRA; 2) who agree to sponsor the security; and 3) who demonstrate compliance with SEC Rule 15(c)2-11 before initiating a quote in a security on the OTC Markets. In order for a security to be eligible for quotation by a market maker on the OTC Markets, the Company will be required to meet a ($.01) bid price test, provide information based upon their reporting standard (SEC Reporting, Bank Reporting or International Reporting), and submit an annual OTC Markets Certification signed by our Chief Executive Officer or Chief Financial Officer.

We intend to cause a market maker to submit an application for quotation to the OTC Markets upon the effectiveness of this registration statement. However, we can provide no assurance that our Common Stock will be traded on the OTC Markets or, if traded, that a public market will materialize.

Holders

As of the date of this Prospectus, there were four holders of record of our Common Stock.

Reports

Upon the effectiveness of the registration statement of which this Prospectus is a part, the Company will be subject to certain reporting requirements and will file with the SEC annual reports including annual financial statements, certified by our independent accountants, and un-audited quarterly financial statements in our quarterly reports filed electronically with the SEC. All reports and information filed by the Company can be found at the SEC website, www.sec.gov.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.  18 Lafayette Place, Woodmere, N.Y. 11598, Telephone 212-828-8436.

Financial Statements

Our financial statements are below and begin on page F-1.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements, and notes thereto, included elsewhere in this prospectus. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.

Business and Corporate History

We make cabinet based horticultural systems. The design and production of our hydroponic and soil grow cabinets makes the process of growing in a self-contained cabinet automated and simplified. Our mission is to make hydroponic and soil growing simpler, more efficient and a better value than other products found on the market. Our product offerings are split into two categories; (1) self-contained horticultural grow cabinets and (2) specifically constructed kits and packages offered to satisfy the “do-it-yourself” (“DIY”) home horticulturist which involves a modular growing solution.

Cabinet Grow, Inc. was incorporated in Nevada on May 14, 2014. Our principal place of business is in Irvine, California. On May 15, 2014, Cabinet Grow merged with our predecessor Cabinet Grow, Inc., a California corporation formed on April 28, 2014, with the Nevada entity being the surviving entity. Our founder, Matt Lee, started our company in 2008 as Universal Hydro (“Hydro”), an unincorporated entity and contributed the Hydro assets to the California entity in April 2014 pursuant to the terms of an Agreement to Assign Assets. Our website is: www.cabinetgrow.com. The information that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our common stock.

Results of Operations

For the year ended December 31, 2013 compared to December 31, 2012

Revenues

Revenues for the year ended December 31, 2013 increased by $170,049 compared to the year ended December 31, 2012. The increase was primarily a result of the Company introducing the Medicab Micro during the quarter ended September 30, 2013. The effect of new sales resulting from a broader product line had the result of increasing sales, although the Company’s average unit sales price decreased. For the year ended December 31, 2013, we sold 56 units of our Medicab Micro model and realized revenues of $ 47,225. The Company’s Earth Cab units increased by 31 and resulted in an increase of $61,115 and the Yielder series of products increased by 20 units and approximately $19,272. Accessory sales increased by $29,099. Sales were comprised as follows:

	For the year ended December 31,
	2013			2012
	Units	Dollars	Average	Units	Dollars	Average
Cabinets	263	$425,248	$1,617	141	$265,702	$1,884
Accessories	1,434	93,030	635	472	63,931	135
Service/Freight		61,829			41,246
Discounts and refunds		(68,977)			(29,798)
Total		$511,130			$341,081

Cost of Sales

Cost of sales increased to $335,474 for the year ended December 31, 2013 from $230,151 for the year ended December 31, 2012. We realize a similar gross margin percentage on all of our cabinets. The increase in costs of sales was as a result of increased revenues and was comprised of:

	For the year ended December 31,
Description	2013	2012
Components	$200,096	$141,930
Packaging and freight	69,148	49,447
Labor and benefits	49,096	22,321
Overhead	17,134	16,453
Total	$335,474	$230,151

Operating Expenses

Operating expenses were $167,431 for the year ended December 31, 2013 compared to $106,022 for the year ended December 31, 2012. Changes in expenses for 2013 compared to 2012 were as follows:

Description	Amount of Increase (Decrease)
Salaries and management fees	$13,000
Advertising and marketing	45,448
Merchant processing fees	6,229
Research and development	(5,768)
Rent	23
Other general and administrative	2,477
Total change	$61,409

Management fees increased to $22,500 for the year ended December 31, 2013 from $9,500 for the year ended December 31, 2012 as a result of the Company’s CEO and COO each receiving fees of $11,250 compared to each receiving fees of $4,500 for the years ended December 31, 2013 and 2012, respectively.

Advertising and marketing expenses increased for the year ended December 31, 2013, compared to the year ended December 31, 2012. The increases were predominantly associated with an increase of $15,244 in our print advertising campaign, increased advertising of $8,490 on social media websites (such as google and Facebook), an increase of $7,408 of design costs, marketing costs of $5,136 and $3,520 related to trade shows.

Merchant processing fees increased for the year ending December 31, 2013 as a result of increased sales and the fees the Company pays for the processing and collection of credit card sales.

Research and development costs decreased to $16,765 for the year ended December 31, 2013 from $22,533 for the year ended December 31, 2012. Additional costs were incurred for the year ended December 31, 2012, as the Company was developing product enhancements as well as additional products to complement our existing product line.

Other expenses (income)

Interest expense increased by $595 for the year ended December 31, 2013 compared to the year ended December 31, 2012. For the year ended December 31, 2012, the Company realized $6,320 of other income.

Net Income

Net income for the year ended December 31, 2013 was $4,840 compared to $10,187 for the year ended December 31, 2012, as a result of the increase in revenues and gross profit, offset by the increases in operating expenses as described above.

For the nine months ended September 30, 2014 compared to September 30, 2013

Revenues

Revenues for the nine months ended September 30, 2014 were $447,612 compared to $340,496 for the nine months ended September 30, 2013. The increase for the nine months ended September 30, 2014 was primarily a result of the Company introducing the Medicab Micro during the quarter ended September 30, 2013, resulting in the Company selling 62 units for sales of $58,925 for the nine months ended September 30, 2014 compared to unit sales of 24 for $20,106 for the nine months ended September 30, 2013. The Company’s also sold 23 more units of the Earth Cab product line resulting in an increase of revenues of $74,652 for the nine months ended September 30, 2014 compared to the prior year period and the Stacker series of products decreased by 5 units and sales decreased by $24,195. A summary of the net increase in sales is as follows:

	Nine months ended September 30,
	2013			2014
	Units	Dollars	Average	Units	Dollars	Average
Cabinets	153	$274,301	$1,793	198	$363,840	$1,838
Accessories	—	76,821	—	—	74,997	—
Service/Freight	—	40,835	—	—	49,555	—
Discounts and refunds	—	(51,461)	—	—	(40,780)	—
Total		$340,496			$447,612

Cost of Sales

Cost of sales for the nine months ended September 30, 2014 was $319,790 compared to $227,442 for the nine months ended September 30, 2013. The Company realizes a similar gross margin percentage on all cabinets sold. Cost of sales increase for the current period was as a result of additional revenues. The components for cost of sales were comprised of:

	Nine months ended September 30,
Description	2013	2014
Components	$141,542	$161,495
Packaging and freight	41,630	88,935
Labor and benefits	35,256	57,694
Overhead	9,014	11,666
Total	$227,442	$319,790

Operating Expenses

Operating expenses for the increased to $1,215,883 for the nine months ended September 30, 2014 from $98,250 for the nine months ended September 30, 2013. The increase in expenses in the current period was as follows:

	Nine months ended September 30,
Description	2013	2014
Salaries and management fees	$8,500	$208,413
Professional fees	—	32,517
Stock compensation expense	—	709,250
Advertising and marketing	57,077	119,885
Merchant processing fees	8,785	9,936
Research and development	—	25,339
Other general and administrative	23,888	110,543
Total	$98,250	$1,215,883

Management fees increased in the current period as a result of our CEO and COO each receiving fees of $38,500; $3,000 per month through March 31, 2014 and $5,000 per month effective April 1, 2014, compared to each receiving fees of $4,250 for nine months ended September 30, 2013. Also included in the nine months ended September 30, 2014, are new administrative and marketing support salaries of $95,307 and $106,913, respectively, and effective May 1, 2014, we hired a Chief Financial Officer being compensated $5,000 per month and $24,500 is included for the nine months ended September 30, 2104.

Professional fees of $32,517 were incurred for the nine months ended September 30, 2014 as a result of the Company preparing to become a publicly traded company.

Stock compensation expense for the nine months ended September 30, 2014, was comprised of $709,250 ($559,250 to affiliates). The Company issued a consultant 1,500,000 shares of the Company’s common stock for services. The share are fully vested and non-assessable. The Company recorded an expense of $150,000 ($0.10 per share) for the issuance, based upon the Company’s internal valuation on a discounted cash flow basis.

The affiliate expense was comprised of:

•	100 shares issued of the Class A Preferred Stock were valued at $428,000 based primarily on management’s estimate of the fair value of the control features embedded in the Class A preferred stock,

•	750,000 shares of the 1,500,000 shares of common stock issued to Venture Equity immediately vested and were valued at $75,000 ($0.10 per share) based upon the Company’s internal valuation on a discounted cash flow basis.

•	The 750,000 shares issued to Venture Equity, that will later vest have been recorded as deferred equity compensation on the balance sheet, at an initial value of $75,000 ($0.10 per share) and is being amortized from the date of issuance to their vesting date. Accordingly, the Company has expensed $56,250 as of September 30, 2014, there is a balance of $18,750 in deferred equity compensation.

Advertising and marketing expenses increased in the nine months ended September 30, 2014, compared to the nine months ended September 30, 2013, as we increased our print advertising campaign, online advertising and costs incurred for our website update and enhancements.

Merchant processing fees increased for the nine months ending September 30, 2014 as a result of increased sales and the fees the Company pays for the processing and collection of credit card sales.

Research and development costs were incurred for the nine months ended September 30, 2014 related to the Company conducting additional studies regarding analyzing the various stages of growth in order to improve the final product as well as the testing and development of new components.

Increases in general and administrative costs for the nine months ended September 30, 2014, were primarily the result of increases in supplies of $14,078, travel and entertainment of $26,203, warranty expenses of $13,648, computer and internet costs of $9,905, occupancy costs of $8,415, transfer agent and filing fees $4,856, depreciation expense of $3,415, commission expense of $3,109 and other general and administrative expenses of $3,025.

Other Expenses

For the nine months ended September 30, 2014, other expenses increased to $110,809 compared to $2,685 for the nine months ended September 30, 2013. Interest expense increased to $110,897 for the nine months ended September 30, 2014, predominantly as a result of $85,883 related to the amortization of discount recorded on convertible promissory notes, $16,725 related to interest on the face value of issued convertible promissory notes and $6,601 related to the amortization of deferred financing costs.

Net Loss

Net loss for the nine months ended September 30, 2014, was $1,198,871 compared to net income of $12,119 for the nine months ended September 30, 2013, as a result of the increase in revenues and gross profit, offset by the increases in operating expenses and other expenses as described above.

Capital Resources and Liquidity

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. As of September 30, 2014, we had cash and cash equivalents of $49,304, an increase of $38,819, from $10,485 as of December 31, 2013. At September 30, 2014 we had current liabilities of $152,511 compared to current assets of $125,132 which resulted in a working capital deficit of $27,379. The current liabilities are comprised of accounts payable, accrued expenses, convertible notes payable, note payable to a stockholder and customer deposits.

As of December 31, 2013, we had cash and cash equivalents of $10,485, a decrease of $879 from $11,364 as of December 31, 2012. At December 31, 2013, we had current liabilities of $69,398 compared to current assets of $30,908 which resulted in a negative working capital position of $38,490. The current liabilities are comprised of accounts payable, accrued expenses, customer deposits and a note payable stockholder.

Operating Activities

The Company used $370,383 of cash from operating activities for the nine months ending September 30, 2014 compared to cash provided by operating activities of $3,775 for the nine months ended September 30, 2013. Non-cash expenses for the nine months ended September 30, 2014, of $709,250 of stock compensation expense, $92,484 of amortization of discounts on convertible notes and deferred financing fees and $4,072 of depreciation and amortization were major adjusting factors to reconcile the Company’s net loss of $1,198,871 to net cash used in operating activities. Changes in operating assets and liabilities resulted in generating $22,683 for the nine months ending September 30, 2014 compared to $9,001 cash utilized in the same period in 2013. The major changes in non-cash operating items for the nine months ending September 30, 2014 resulted from increases of $58,936 in accounts payable, $10,669 in amounts due related parties, $43,404 increase in inventory and $3,337 increase in accounts receivable. The major changes in operating items for the nine month period ending September 30, 2013 were a $1,681 decrease in customer deposits, $1,938 decrease in accounts payable and increases of $4,408 and $1,618 in inventory and accounts receivable, respectively.

We used $2,223 of cash for operating activities for the year ended December 31, 2013 compared to cash being provided by operating activities of $11,794 for the year ended December 31, 2012. The major non-cash operating items for the year ended December 31, 2013 resulted from a $2,636 increase in customer deposits, a $3,010 increase in prepaid and other assets and a $7,949 increase in inventory. The major non-cash operating items for the year ended December 31, 2012 resulted from a $4,394 increase in inventory, a $6,468 increase in accounts payable and a $2,340 reduction in customer deposits.

Investing Activities

Cash used in investing activities was $97,323 for the nine months ending September 30, 2014 was comprised of $30,962 of building out the company’s new leased office and warehouse, $20,120 payment of security deposit, and $46,241 of purchased office and warehouse equipment.

Financing Activities

Cash provided by financing activities was $506,524 for the nine months ended September 30, 2014, compared to $5,746 for the nine months ended September 30, 2013. During the nine month period ending September 30, 2014, the primary source of cash were the proceeds of $560,000 from the issuance of convertible promissory notes and $52,748 for amounts advanced and credit card charges from a stockholder. Payments of $104,324 were made on the credit card advances, and $2,500 of financing costs. During the nine month period ending September 30, 2013, the primary source of cash were proceeds of $60,358 for amounts advanced and credit card charges from a stockholder partially offset by repayments of $54,612.

We generated $1,344 of cash from financing activities for the year ended December 31, 2013 compared to using $4,522 of cash for financing activities for the year ended December 31, 2012. During the year ended December 31, 2013, the primary source of cash were the proceeds of $71,462 for amounts advanced and credit card charges from a stockholder offset by repayments of $70,118. During the year ending December 31, 2012, the primary source of cash were proceeds of $66,591 for amounts advanced and credit card charges from a stockholder partially offset by repayments of $71,114.

Capital Resources and Recent Financings

As of September 30, 2014, we had a cash balance of $49,304. As of December 31, 2013, we had a cash balance of $10,485, a decrease of $879 from $11,364 as of December 31, 2012.

During the nine months ended September 30, 2014 and the years ended December 31, 2013 and 2012, Mr. Lee, our COO loaned us various amounts for working capital purposes. The loan balances were $6,168, $57,744, and $56,400 as of September 30, 2104, December 31, 2013 and December 31, 2012, respectively. On April 29, 2014 we issued a promissory note in the principal amount of $59,275 to Mr. Lee reflecting the balance of amounts he loaned us. The loan bears interest at the rate of 15% per annum compounded daily, payments of principal and interest in the aggregate of $1,500 are payable monthly beginning on May 15, 2014 with a final balloon payment of $50,383 due on April 15, 2015. The note may be prepaid in whole or in part and is unsecured. The Company received $52,748 and made payments of $104,324 during the nine months ended September 30, 2014.

In May and June 2014, we issued 3 convertible promissory notes, each in the amount of $22,000. We received proceeds of $60,000 in the aggregate. The notes mature on their six month anniversary, bear interest at ten percent (10%) and contain a 9.1% original issue discount (“OID”). The OID will be amortized over the earlier of the conversion of the note or the maturity date. The holders of the note can convert the principal balance and any accrued interest due under the note at any time from the date of issuance to maturity at a conversion price of $0.20 per share.

On June 6, 2014, we entered into a securities purchase agreement with Chicago Venture Partners, L.P. (“CVP”) for the sale and issuance of a secured convertible promissory note in the principal amount of $1,657,500 (the “CVP Note”) and warrants to purchase the number of shares equal to $420,000 divided by 70% of the average of the three (3) lowest closing bid prices in the twenty (20) trading days immediately preceding the applicable conversion. Based on the current discounted cash flow valuation, the Company estimated that CVP can purchase 6,000,000 shares of common stock, with an exercise price of $0.20 per share. The CVP Note matures on November 11, 2016 (29 months after the date it is issued) and carries an Original Issue Discount (“OID”) of $150,000. In addition, the Company agreed to pay $10,000 to CVP to cover CVP’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the CVP Note. Interest is payable on the CVP Note at 10% per annum. The CVP Note is convertible into shares of our common stock (the “Conversion Shares”) beginning on December 11, 2014 in five (5) tranches (each, a “Tranche”), consisting of (i) an initial Tranche in an amount equal to $557,500 and any interest, costs, fees or charges accrued thereon or added thereto under the terms of the CVP Note and the other transaction documents (“Tranche #1”), which was funded by way of a $500,000 initial cash payment to the Company on June 11, 2014, $50,000 of OID and $7,500 in transaction costs, and (ii) four (4) additional Tranches by way of a promissory note issued by CVP in our favor (each, an “Investor Note”) in the amount of $250,000, $25,000 of OID, plus any interest, costs, fees or charges accrued thereon or added thereto under the terms of the CVP Note.

The Lender Conversion Price” (defined as the sum of $6,500,000 divided by the number of fully-diluted shares of common stock (33,000,000) that are outstanding on the date of filing of this registration statement) is $0.197. If any amounts are due the holder on any maturity date (beginning June 11, 2015 and continuing for 18 consecutive months thereafter) the Company can elect to pay to monthly installment amount of $92,083.33 (plus any accrued and unpaid interest) in cash or with shares of common stock. The shares of common stock to be issued is equal to 70% of the average of the three (3) lowest VWAPs (volume weighed average price) in the twenty (20) trading days immediately preceding the applicable conversion (the “Market Price”), provided that if at any time after the first twenty-three (23) trading days following the Trading Date which is defined as the date on which the Common Stock is first trading on an Eligible Market (the “Conversion Factor Measuring Period”), the VWAP of the Common Stock for any Trading Day is less than 50% of the average of the VWAP’s for each Trading Day during the Conversion Factor Measuring Period, then in such event the then-current conversion factor shall be reduced by 10% for all future conversions (e.g., 70% to 60%). Additionally, if at any time after the Trading Date the Conversion Shares are not DWAC Eligible, defined as being eligible for full electronic transfer services at the Depository Trust Company (“DTC”), then in such event the then-current conversion factor shall be reduced by an additional 5% for all future conversions (e.g., 70% to 65%). If at any time after the Trading Date the Conversion Shares are not eligible for deposit at the DTC and cleared and converted into electronic shares by the DTC (DTC Eligible), then in such event the then-current conversion factor will automatically be reduced by 5% for all future conversions (e.g., 65% to 60%). The Company granted CVP a security interest in those certain Tranches or “Investor Notes” issued by CVP in favor of the Company on July 1, 2014, in the initial principal amounts of $62,500 each, and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof. The Investor Notes bear interest at the rate of 8% per annum and mature on September 30, 2015 (15 months after the date they are issued).

The holder may accelerate the maturity date of the CVP Note and, at its option, increase the outstanding balance (without accelerating the outstanding balance) by 25% following the occurrence of customary events of default, including, without limitation, payment defaults, breaches of certain covenants and representations, certain events of bankruptcy, certain judgment defaults, in the event we fail to use our best efforts to file a Form S-1 with the SEC or a Form 15c2-11 with FINRA on or before October 5, 2014, or in any event, fail to file a Form S-1 with the SEC or a Form 15c2-11 with FINRA on or before November 5, 2014, or we fail to exercise our best efforts to cause our common stock to be publicly trading no later than December 5, 2014 or in any event our common stock is not publicly trading on or before March 5, 2015.

The Company granted a security interest in the general assets of the Company to CVP and holders of our Series A Preferred stock granted a security interest in the Series A Preferred stock.

The conversion price of the Conversion Shares under the CVP Note and exercise price under the Warrant are subject to proportional adjustment in the event of stock splits, stock dividends and similar corporate events. In addition, the conversion price and exercise price is subject to adjustment if we issue or sell shares of our common stock for a consideration per share less than the conversion or exercise price then in effect, or issue options, warrants or other securities convertible or exchange for shares of our common stock at a conversion price less than the conversion price in the CVP Note or exercise price in the Warrants then in effect. If either of these events should occur, the conversion or exercise price is reduced to the lowest price at which these securities were issued or are exercisable.

We granted CVP certain rights of first refusal on future offerings by us until all of our obligations under the CVP Note are paid and performed and the Warrant is exercised in full or expired.

The CVP Note prohibits us from issuing shares of our common stock to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the conversion of the CVP Note or otherwise would result in the beneficial ownership by holder of more than 9.99% of our then outstanding common stock. This ownership limitation can be increased or decreased to any percentage by the holder upon 61 days’ notice to us.

The Company has no obligation to pay CVP any amounts on any unfunded portion, $1,000,000 as of September 30, 2014, of the Company Note. Accordingly, the Company has only recorded $557,500 of the convertible promissory note as a liability, comprised of the $500,000 funded, $50,000 original issue discount and $7,500 for CVP’s legal expenses. The Company has also not recorded the $1,000,000 of Investor Notes issued by CVP to the Company. The original issue discount was recorded as a discount to the Company Note and will be amortized to interest expense, over the life of the loan. For the nine months ended September 30, 2014, the Company recorded interest expense of $13,005.

The Company determined that the conversion feature of the convertible note did not meet the criteria of an embedded derivative and therefore the conversion feature was not bi-furcated and accounted for as a derivative because the Company was a private company, there was no quoted price and no active market for the Company’s common stock.

Since the convertible note included an embedded conversion feature that did not qualify to be bi-furcated as a derivative, management evaluated this feature to determine whether it meets the definition of a beneficial conversion feature (“BCF”) within the scope of ASC 470-20, “Debt with Conversion and Other Options”, and determined that a BCF existed. The Company recorded a discount against the debt of $25,874 to be amortized into interest expense over the term of the loan. Amortization of the discount totaled $6,730 for the nine months ended September 30, 2014.

We presently have 300,000,000 shares of common stock authorized, of which 33,000,000 shares were issued and outstanding as of September 30, 2014. If we obtain additional funds by selling any of our equity securities or by issuing common stock to pay current or future obligations, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or the equity securities may have rights preferences or privileges senior to the common stock. If adequate funds are not available to us on satisfactory terms, we may be required to cease operating or otherwise modify our business strategy. Upon the effectiveness of this registration statement, our officers and directors will attempt to sell the 5,000,000 shares of common stock at $0.40 per share.

We are seeking to raise $2,000,000 to expand our business as set forth in the section “Use of Proceeds” in this prospectus. In the event we do not raise the entire amount we are seeking, we curtail each category of expense in proportion to the reduction in proceeds with the primary use going to advertising and marketing and the least important being increased staffing. We believe that we maintain a profitable level of sustainable operations regardless of whether we are able to raise funds in this Offering. In the event we do not raise a sufficient amount of funds in this offering, we currently have no other plans to finance our proposed expansion.

Critical Accounting Policies

Basis of Presentation

The accompanying financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States of America.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a 1933 Act registration statement declared effective or do not have a class of securities registered under the 1934 Act) are required to comply with the new or revised financial accounting standard. The JOBS Act provides a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of the transition period. This election allows us to delay adoption of new or revised accounting standards that have different dates for public and private companies. Therefore, as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with an original term of three months or less to be cash equivalents.

Inventory

Inventory is valued at the lower of cost or market value. Cost is determined using the first in first out (FIFO) method. Provision for potentially obsolete or slow moving inventory is made based on management analysis or inventory levels and future sales forecasts.

Property and Equipment

Property and equipment are stated at cost, and depreciation is provided by use of straight-line methods over the estimated useful lives of the assets. The estimated useful lives of property and equipment are as follows:

Manufacturing equipment	10 years
Office equipment and furniture	7 years
Computer hardware and software	3 years

Revenue Recognition

We recognize revenue in accordance with FASB ASC 605, Revenue Recognition. ASC 605 requires that four basic criteria are met (1) persuasive evidence of an arrangement exists, (2) delivery of products and services has occurred, (3) the fee is fixed or determinable and (4) collectability is reasonably assured. We recognize revenue during the period in which the product is shipped. Amounts received in advance of shipment are recorded as customer deposits on the balance sheet(s) presented herein.

The Company's financial instruments consist primarily of cash, accounts receivable, accounts payable and accrued expenses, note payable and convertible debt. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.  The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.

Income Taxes

Prior to May 2014, we were organized as a sole proprietorship and were not subject to income taxes.  Rather, our sole stockholder was subject to income taxes on our taxable activity.  In May 2014, the Company became subject to income taxes and will be subject to Federal and State income taxes as a corporation.

Earnings Per Share

We report earnings (loss) per share in accordance with ASC 260, "Earnings per Share." Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the period. As of September 30, 2013, the Company did not have any outstanding common stock equivalents or any other potentially dilutive securities. In May and June 2014, the Company issued convertible notes of $1,723,500 and warrants that in the aggregate can convert up to 14,617,500 shares of common stock.

Recent Accounting Pronouncements

Recent accounting pronouncements issued by the FASB and the SEC did not have, or are not believed by management to have, a material impact on the Company's present or future consolidated financial statements.

Off Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our Board of Directors are elected by the shareholders to a term of one year and serve until their successors are elected and qualified. Our officers are appointed by the Board of Directors to a term of one year and serve until their successors are duly appointed and qualified, or until the officer is removed from office. The Board of Directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of our officers and directors are set forth below:

Name	Age	Position	Director Since
Matthew Lee	40	Chief Operating Officer and Chairman of the Board of Directors	April 29, 2014
Samuel May	35	Chief Executive Officer and Director	April 29, 2014
Barry Hollander	57	Chief Financial Officer	N/A

Background Information about our Officers and Directors

Samuel May, CEO

Mr. May has served as our CEO and President and as a Director since May 14, 2014, and was President, Chief Financial Officer and a Director of our predecessor California Company from April 28, 2014 through May 15, 2014, the date our predecessor California Company merged with and into the Company. Since 2008, Mr. May has assisted Mr. Lee in Mr. Lee’s sole proprietorship, Universal Hydro. He has been involved in a variety of companies as a founder and operator since 2000 and in 2004 he co-founded Main Street Lending, a mortgage lender that developed a mortgage loan program designed to leverage a debtor’s home equity to obtain an early exit from Chapter 13 bankruptcy. Mr. May was responsible for lender relations and directed the in-house sales, processing, and escrow teams. Cabinet Grow is Sam’s fourth venture in fourteen years.

Mr. May’s experience as our Chief Executive Officer and involvement with our formation, along with his knowledge of our business, management skills and previous success in launching new companies, has led our board of directors to conclude that he should continue to serve as a director.

Matthew Lee, COO

Mr. Lee has served as our Secretary and Chairman since May 14, 2014, and held the same roles in our predecessor California Company from April 28, 2014 through May 15, 2014, the date our predecessor California Company merged with and into the Company. Matt has had a record of success in his previous ventures and extensive experience in brand acquisition, marketing, and brand licensing in the consumer products industry. In September 2007, he was a Co-Founder and remains a Managing Partner at JMM Lee Properties (“JMM Lee”). JMM Lee owns a diversified portfolio of fashion, tele-communications, and home appliance trademarks including flagship brands Bendix, AirTouch, Litton, Packard Bell (U.S. only) and Slates. JMM Lee is a leading consumer brand licensing company and licenses brands to industry leading manufacturers and retailers worldwide. Principal at JMM Lee Properties, LLC. In November 2008, he also Co-founded and through October 2012, built Thor Appliance Company into a leading laundry appliances supplier to the multifamily industry. Mr. Lee earned a BA in Business Administration from California State University Fullerton.

Mr. Lee’s experience as our Secretary and Chairman and involvement with our formation, along with his knowledge of our business, management skills and performance as a board member, has led our board of directors to conclude that he should continue to serve as a director.

Barry Hollander, CFO

Mr. Hollander was named Chief Financial Officer on May 14, 2014 and has nearly 30 years of business experience including 15 years as Chief Financial Officer of private and public companies. Since August 2012, Mr. Hollander has been the CFO of American Doctors Online, Inc., a private company, that owns intellectual property related to the delivery of telemedicine. Since April 2011, Mr. Hollander has been the Chief Financial Officer of Agritek Holdings, Inc. (“Agritek”), formerly known as MediSwipe, Inc. Agritek provides real estate management and health and wellness product lines for the medicinal marijuana industry. Since February 2010, Mr. Hollander has been the CFO of 800 Commerce, Inc., a public Company that markets credit card processing services and also has developed on-line portals and mobile applications offering directories of professional service providers.  From February 2010 through February 2013, Mr. Hollander was the Chief Financial Officer of Quture International, Inc. (formerly known as Techs Loanstar, Inc.), a publicly traded Company. From 2006 through January 2014, Mr. Hollander was the acting Chief Executive Officer of FastFunds Financial Corporation, a publicly traded company with limited business operations. In January 2010, Mr. Hollander founded Venture Equity, LLC, a Florida limited liability corporation that offers financial and business consulting services. Mr. Hollander began his career in 1981 in the accounting department of Macgregor Sporting Goods, and became part of the executive management team. Over his career, Mr. Hollander contributed to acquisitions, mergers assisting company’s preparing to go public and public reporting responsibilities, thereafter. Mr. Hollander has a BS degree from Fairleigh Dickinson University.

Involvement in Certain Legal Proceedings

No director, executive officer, significant employee or control person of the Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past ten years.

Corporate Governance

Our directors have not established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee, or any committee performing a similar function. The functions of those committees are being undertaken by our officers and directors. Because we do not have any independent directors, our officers and directors believe that the establishment of committees of the Board would not provide any benefits to our company and could be considered more form than substance.

We do not have a policy regarding the consideration of any director candidates that may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our officers and directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our officers and directors have not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors.

Given our relative size and lack of directors and officers insurance coverage, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all current members of our Board will participate in the consideration of director nominees.

As with most small, early stage companies until such time our company further develops our business, achieves a stronger revenue base and has sufficient working capital to purchase directors and officers insurance, we do not have any immediate prospects to attract independent directors. When we are able to expand our Board of Directors to include one or more independent directors, we intend to establish an Audit Committee of our Board of Directors. It is our intention that one or more of these independent directors will also qualify as an audit committee financial expert. Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our Board of Directors.

Conflicts of Interest

Currently Mr. Hollander is a director, officer and shareholder of American Doctors Online, Inc. (“ADOL”) a private company incorporated in Delaware and located in Fairhaven, Massachusetts. ADOL owns intellectual property related to the delivery of telemedicine. In addition, Mr. Hollander is the Chief Financial Officer, shareholder and director of AGTK and the Chief Financial Officer and shareholder of 800 Commerce, Inc. Currently Mr. Hollander is the sole member of Venture Equity, LLC, a Florida Limited Liability Company, providing accounting and company consulting services. We do not expect any conflict of interest because the business activities of the aforementioned companies are different from our business activities.

Mr. Hollander is not obligated to commit his full time and attention to our business and accordingly, may encounter a conflict of interest in allocating his time between our company and those of other businesses.

In general, officers and directors of a corporation are required to present business opportunities to the corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would be unfair to the corporation and our stockholders not to bring the opportunity to the attention of the corporation.

Code of Ethics

Upon the closing of this offering, we will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Following the closing of this offering, the code of business conduct and ethics will be available on our website at www.cabinetgrow.com. We intend to post any amendments to the code, or any waivers of its requirements, on our website.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us for the years ended December 31, 2013 and December 31, 2012 for our principal executive officer, each other executive officer serving as such whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at December 31, 2013.

Summary Compensation Table

Name and principal position	Year	Salary $	Bonus $	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compen- sation $	Nonqualified Deferred Compen- sation Earnings $	All Other Compen- sation $	Total $
Sam May, President and CEO	2013	11,250	0	0	0	0	0	0	11,250
	2012	4,750	0	0	0	0	0	0	4,750

Narrative Disclosure to Summary Compensation Table

There are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or our subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Employment Agreements

There are no current employment agreements between the Company and our executive officer or understandings regarding future compensation.

Outstanding Equity Awards at Fiscal Year-End

No executive officer received any equity awards, or holds exercisable or unexercisable options, as of December 31, 2013.

OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Sam May	0	0	0	0	0	0	0	0	0

Long-Term Incentive Plans

There are no arrangements or plans in which the Company would provide pension, retirement or similar benefits for directors or executive officers.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

Our current directors do not receive compensation for their service on the Board of Directors. The Board of Directors has the authority to fix the compensation of directors. We do not intend to pay employee directors a separate fee for their services.

No compensation was paid to our Directors during the fiscal year ended December 31, 2013.

Director Independence

Our board of directors is currently composed of two members, who do not qualify as independent directors in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our board of directors has not made a subjective determination as to each director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our board of directors made these determinations, our board of directors would have reviewed and discussed information provided by the directors and us with regard to each director's business and personal activities and relationships as they may relate to us and our management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock and preferred stock as of November 15, 2014, by (i) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock, (ii) each director and each of our executive officers and (iii) all executive officers and directors as a group. As of November 15, 2014, there were 33,000,000 shares of our common stock outstanding and 100 shares of our Class A Preferred Stock outstanding.

The number of shares of common stock beneficially owned by each person is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty (60) days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

	Common Stock		Class A Preferred Stock
Name and address (1)	Beneficially owned	Percentage	Beneficially owned	Percentage
Sam May	15,000,000	45.5%	50(3)	50%
Matt Lee	15,000,000	45.5%	50(3)	50%
Barry Hollander (2)	1,500,000	4.5%	—	—
All Officers and Directors as a group (3 people)	31,500,000	95.5%	100(3)	100%

(1)	Unless otherwise stated the address is 17932 Sky Park Circle, Suite EF, Irvine, CA. 92614.
(2)	The number of shares owned by Mr. Hollander, our CFO, includes 1,500,000 shares held of record by Venture Equity, LLC, a Florida limited liability company (“Venture Equity”). Mr. Hollander is the sole member and has 100% of the voting and dispositive control over securities held by Venture Equity.
(3)	All of the shares of Class A Preferred Stock have been pledged as security for a Secured Promissory Convertible Note in favor of Chicago Venture Partners, LP.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On May 15, 2014, the Company filed Articles of Merger (the “Merger”) with the Secretary of State of Nevada whereby Cabinet Grow, Inc. (a California Corporation) merged with and into the Company. Pursuant to the Merger, the Company issued in the aggregate 30,000,000 shares of common stock (15,000,000 shares each to Mr. May and Mr. Lee, the two shareholders of the California Corporation).

On May 14, 2014, effective as of May 1, 2014, the Board also authorized the Company to utilize the services of Venture Equity, LLC (“Venture Equity”). Mr. Barry Hollander, the sole member of Venture Equity, was also named the Company’s Chief Financial Officer. The Company has agreed to compensate Venture Equity $5,000 per month and issued 1,500,000 shares of the Company’s common stock, of which, 750,000 shares of common stock immediately vested and 750,000 shares of common stock will vest the earlier of November 15, 2014 or the Company being a public company.

For the nine months ended September 30, 2014 and 2013, our CEO and COO each were paid management fees of $38,500 and $4,250, respectively. For the years ended December 31, 2013 and 2012, our CEO and COO were each paid management fees of $11,250 and $4,750, respectively.

During the nine months ended September 30, 2014 and the years ended December 31, 2013 and 2012, Mr. Lee, our COO loaned us various amounts for working capital purposes. The loan balances were $56,400, $57,744, and $6,168 as of December 31, 2012, December 31, 2013 and September 30, 2014, respectively. We recorded interest expense of $669 and $644 for the nine months ended September 30, 2014 and 2013, respectively, and $841 and $913 for the years ended December 31, 2013 and 2012, respectively. On April 29, 2014 we issued a promissory note in the principal amount of $59,275 to Mr. Lee reflecting the balance of amounts he loaned us. The loan bears interest at the rate of 15% per annum compounded daily, payments of principal and interest in the aggregate of $1,500 are payable monthly beginning on May 15, 2014 with a final balloon payment of $50,383 due on April 15, 2015. The note may be prepaid in whole or in part and is unsecured. In lieu of the monthly payment, the Company prepaid $104,324 of the note during the nine months ended September 30, 2014.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Legal & Compliance, LLC, West Palm Beach, FL.

EXPERTS

The financial statements of Cabinet Grow, Inc. as of September 30, 2014 and for the years ended December 31, 2013 and 2012, included in this prospectus, have been included herein in reliance on the report by D. Brooks and Associates CPA’s, P.A. our independent public accounting firm, given on the authority that the firm are experts in accounting and auditing.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to informational filing requirements of the U.S. Securities Exchange Act of 1934, as amended, and its rules and regulations. This means that we will file reports and other information with the U.S. Securities and Exchange Commission. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 100 F Street, N.E. Washington D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that will contain the reports and other information that we file electronically with the Commission and the address of that website is http://www.sec.gov. Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the particular contract or other document filed as an exhibit to this registration statement, each statement being qualified in all respects by this reference.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with any information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

F-1

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Cabinet Grow, Inc.

We have audited the accompanying balance sheets of Cabinet Grow, Inc. as of December 31, 2013 and 2012, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. Cabinet Grow, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

We were not engaged to examine management’s assertion about the effectiveness of Cabinet Grow, Inc.’s internal control over financial reporting as of December 31, 2013 and, accordingly, we do not express an opinion thereon.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cabinet Grow, Inc. as of December 31, 2013 and 2012, and the results of its operations and cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has working capital and stockholders’ deficits. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 8 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

D. Brooks and Associates CPA’s, P.A.

West Palm Beach, FL

July 30, 2014

F-2

CABINET GROW, INC.

BALANCE SHEETS

	DECEMBER 31,
	2013	2012
ASSETS

Current Assets:
Cash and cash equivalents	$10,485	$11,364
Accounts receivable, net	—	429
Inventory	17,413	9,464
Other	3,010	—
Total current assets	30,908	21,257

Furniture, fixtures and equipment, net of accumulated depreciation of $2,228 (2013) and $1,354 (2012)	1,693	2,567
Total assets	$32,601	$23,824
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$5,584	$6,467
Accounts payable and accrued expenses, stockholder	1,754	913
Customer deposits	4,316	1,681
Note payable, stockholder	57,744	56,400
Total current liabilities	69,398	65,461

Stockholders' Deficit:
Common stock, $0.001 par value; 300,000,000 shares authorized; 30,000,000 shares issued and outstanding	30,000	30,000
Preferred stock, $0.001 par value; 10,000,000 shares authorized, -0- issued	—	—
Additional paid-in capital	(30,000)	(30,000)
Accumulated deficit	(36,797)	(41,637)

Total stockholders' deficit	(36,797)	(41,637)

	$32,601	$23,824

See notes to financial statements.

F-3

CABINET GROW, INC.

STATEMENT OF OPERATIONS

	Year ended December 31,
	2013	2012

Revenues:
Product	$511,130	$341,081
Consulting	—	1,750
Total Revenue	511,130	342,831
Cost of Sales	335,474	230,150
Gross Profit	175,655	112,681

Operating Expenses:
Salaries and management fees	22,500	9,500
Advertising and marketing	80,853	35,405
Merchant processing fees	13,039	6,810
Rent	10,264	10,241
Research and development	16,765	22,533
Depreciation and amortization	874	874
Other general and administrative	23,136	20,659

Total operating expenses	167,431	106,022

Operating income	8,225	6,659

Other income	—	6,320

Interest expense, including related party$841 (2013) and $913 (2012)	(3,386)	(2,791)

Net income	$4,840	$10,187

Basic and Diluted Earnings per Share	$0.00	$0.00

Basic and Diluted Weighted Average Shares Outstanding	30,000,000	30,000,000

See notes to financial statements.

F-4

CABINET GROW, INC

STATEMENT OF STOCKHOLDERS’ DEFICIT

YEARS ENDED DECEMBER 31, 2013 AND 2012

			Additional		Total
	Common stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balances, January 1, 2012	30,000,000	$30,000	$(30,000)	$(51,824)	$(51,824)

Net income	—	—	—	10,187	10,187

Balances December 31, 2012	30,000,000	30,000	(30,000)	(41,637)	(41,637)

Net income	—	—	—	4,840	4,840

Balances December 31, 2013	30,000,000	$30,000	$(30,000)	$(36,797)	$(36,797)

See notes to financial statements.

F-5

CABINET GROW, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,840	$10,187
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	874	874
Changes in operating assets and liabilities:
Decrease (increase) in :
Accounts receivable	429	86
Inventory	(7,949)	(4,394)
Prepaid assets and other	(3,010)	—
Increase (decrease) in:
Accounts payable and accrued expenses	(884)	6,468
Accounts payable and accrued expenses, shareholder	841	913
Customer deposits	2,636	(2,340)
Net cash (used in) provided by operating activities	(2,223)	11,794

Cash flows from financing activities:
Advances from stockholder	71,462	66,591
Repayments of advances from stockholder	(70,118)	(71,114)
Net cash provided by (used in) financing activities	1,344	(4,522)

Net (decrease) increase in cash and cash equivalents	(879)	7,272
Cash and cash equivalents, beginning	11,364	4,092

Cash and cash equivalents, ending	$10,485	$11,364

Supplemental disclosure of cash flow information:

Cash paid for interest	$2,545	$1,878

Cash paid for income taxes	$—	$—

See notes to financial statements.

F-6

CABINET GROW, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 1 - ORGANIZATION

BUSINESS

Cabinet Grow, Inc. (the “Company” or “CG-NV”) began operations in California in 2008, doing business as Universal Hydro (“Hydro”). Prior to April 2014, the Company was a sole proprietorship owned by its’ current chief operating officer and stockholder. On April 28, 2014, the Company registered with the Secretary of State of California as Cabinet Grow, Inc. (CG-CA), and all of the business, assets and liabilities of Hydro were assigned to CG-CA. On May 14, 2014, the Company filed Articles of Incorporation with the Nevada Secretary of State. On May 15, 2014, CG-CA merged with CG-NV, with CG-NV being the surviving entity. All references herein to CG or the Company refer to CG-NV, CG-CA and Hydro.

The Company is a manufacturer and distributor of cabinet-based horticultural systems. The Company’s design and production of hydroponic and soil grow cabinets makes the process of growing in a self-contained cabinet automated and simplified. The Company’s mission is to make hydroponic and soil growing simpler, more efficient and a better value than other products found on the market. Substantially all of the Company’s sales are to individuals in the United States via the Company’s website.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States of America.

EMERGING GROWTH COMPANY

We qualify as an “emerging growth company” under the 2012 JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As an emerging growth company, we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents.

INVENTORY

Inventory is valued at the lower of cost or market value. Cost is determined using the first in first out (FIFO) method. Provision for potentially obsolete or slow moving inventory is made based on management analysis or inventory levels and future sales forecasts. Inventory of $17,413 and $9,464 as of December 31, 2013 and 2012, respectively, was comprised of raw materials.

F-7

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, and depreciation is provided by use of straight-line methods over the estimated useful lives of the assets. The estimated useful lives of property and equipment are as follows:

Manufacturing equipment	10 years
Office equipment and furniture	7 years
Computer hardware and software	3 years

The Company's property and equipment consisted of the following at December 31, 2013 and 2012:

	Cost		Accumulated Depreciation		Balance
	2013	2012	2013	2012	2013	2012
Furniture and equipment	$1,264	$1,264	$(541)	$(361)	$723	$903
Manufacturing equipment	826	826	(262)	(179)	564	647
Software	1,831	1,831	(1,425)	(814)	406	1,017

Total	$3,921	$3,921	$(2,228)	$(1,354)	$1,693	$2,567

Depreciation expense of $874 was recorded during each of the years ended December 31, 2013 and 2012.

REVENUE RECOGNITION

The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition. ASC 605 requires that four basic criteria are met (1) persuasive evidence of an arrangement exists, (2) delivery of products and services has occurred, (3) the fee is fixed or determinable and (4) collectability is reasonably assured. The Company recognizes revenue during the period in which the product is shipped.

SHIPPING AND HANDLING

Shipping and handling costs billed to customers are recorded in sales. For the years ended December 31, 2013 and 2012, shipping and handling costs billed to customers was $63,114 and $37,272, respectively. Shipping costs incurred by the Company of $60,929 and $47,490 for the years ended December 31, 2013 and 2012, respectively, are recorded in cost of sales.

RESEARCH AND DEVELOPMENT

Expenditures for research and development are charged to expense as incurred. Such expenditures amount to $16,765 and $22,533 for the years ended December 31, 2013 and 2012, respectively.

ADVERTISING

The Company records advertising costs as incurred. For the years ended December 31, 2013 and 2012, advertising expense was $80,853 and $35,405, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of the Company’s note payable, stockholder, accounts receivable and accounts payable approximate fair value due to their short term nature.

F-8

INCOME TAXES

Prior to May 2014, the Company was organized as a sole proprietorship and was not subject to income taxes.  Rather, the Company’s sole stockholder was subject to income taxes on the Company’s taxable activity.  In May 2014, the Company became subject to income taxes and will be subject to Federal and State income taxes as a corporation.

EARNINGS PER SHARE

The Company reports earnings (loss) per share in accordance with ASC 260, "Earnings per Share." Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the period. As of December 31, 2013 and 2012, the Company did not have any outstanding common stock equivalents or any other potentially dilutive securities. In May and June 2014, the Company issued convertible notes of $1,723,500 (see note 9), that can convert up to 8,617,500 shares of common stock.

RECENT ACCOUNTING PRONOUNCEMENTS

Recent accounting pronouncements issued by the FASB and the SEC did not have, or are not believed by management to have, a material impact on the Company's present or future financial statements.

NOTE 4 – PURCHASE CONCENTRATION AND CONCENTRATION OF CREDIT RISK

CASH

Financial   instruments   that   potentially   subject   the   Company to concentrations of credit risk consist principally of cash. The Company maintains cash balances at one financial institution, which is insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts.

PURCHASES

During the year ended December 31, 2013 and 2012, the Company made significant purchases from three suppliers as follows:

	Year Ended December 31,
	2013	2012
Supplier	Percent of Purchases	Percent of Purchases	Accounts Payable Balance as of December 31, 2013
A	40%	42%	$3,499
B	13%	—	$—
C	10%	—	$—
D	—	27%	$—
E	—	13%	$920

NOTE 5 – NOTE PAYABLE, STOCKHOLDER

For the years ended December 31, 2012 and 2013, a stockholder loaned the Company various amounts for Company expenses. Included in the advances and repayments that follow is the activity from several credit cards that are in the name of the stockholder but were used for Company purposes. The terms of the note include an interest rate of 15% per annum and monthly payments beginning May 15, 2014 of $1,500 through March 15, 2015 and the balance due in a balloon payment on or before April 15, 2015. Interest expense of $841 and $913 was recorded for the years ended December 31, 2013 and 2012, respectively. The activity for the years ended December 31, 2013 and 2012 is as follows:

F-9

	2013	2012
Beginning balance	$56,400	$60,923
Advances	71,462	66,591
Payments	(70,118)	(71,114)
Ending balance	$57,744	$56,400

NOTE 6 – RELATED PARTY TRANSACTIONS

For the years ended December 31, 2012 and 2013, the Company’s Chief Executive Officer and Chief Operating Officer (“COO”) were each paid management fees of $4,750 and $11,250, respectively.

The Company’s COO loaned the Company various amounts for Company expenses. Included in the advances and repayments is the activity from several credit cards that are in the name of the stockholder but were used for Company purposes (see note 5). The Company recorded interest expense of $913 and $841 for the years ended December 31, 2012 and 2013, respectively.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

LEASE AGREEMENTS

Beginning January 1, 2011, the Company (through its COO) leased approximately 1,850 square feet of office and manufacturing space in Irvine California. The initial lease term expired July 31, 2012. Since that date the Company has been on a month to month basis. Rent expense was $25,660 and $25,602 for the years ended December 31, 2013 and 2012, respectively. For the years ended December 31, 2013 and 2012, the company allocated $15,396 and $15,361, respectively, of rent expense to cost of goods sold for the space utilized in manufacturing and $10,264 and $10,241 is included in general and administrative expenses for the years ended December 31, 2013 and 2012, respectively. Monthly rent is $2,138 for this facility.

NOTE 8 – GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2013 and 2012 the Company had an accumulated deficit of $36,797 and $41,637 and a working capital deficit of $38,490 and $44,204, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management’s Plans

The Company maintains daily operations and capital needs through the receipts of sales of product. In May and June 2014, the Company issued three convertible promissory notes for in the aggregate $66,000 in exchange for $60,000. Also in June 2014, the Company received $500,000, two $250,000 secured promissory notes and two $250,000 promissory notes in exchange for the issuance of a secured convertible promissory note for $1,657,500 (see footnote 9). The Company plans on using the proceeds received for the procurement of additional inventory, additional warehouse and office space and working capital.

NOTE 9 – SUBSEQUENT EVENTS

On April 28, 2014, the Company registered with the Secretary of State of California as Cabinet Grow, Inc. (CG-CA), and all of the business, assets and liabilities of Hydro were assigned to CG-CA.

On May 14, 2014, the company filed Articles of Incorporation with the Secretary of State of Nevada, under the name of Cabinet Grow, Inc. The Company is authorized to issue 300,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock.

F-10

On May 15, 2014, the Company filed Articles of Merger (the “Merger”) with the Secretary of State of Nevada whereby Cabinet Grow, Inc. a California corporation (the “Merged Entity”) merged with and into Cabinet Grow, Inc. a Nevada corporation (the “Surviving Entity”). Pursuant to the Merger the Surviving Entity issued 15,000,000 shares of common stock to each of the two shareholders of the Merged Entity.

In May and June 2014, the Company issued 3 convertible promissory notes, each in the amount of $22,000. The Company received proceeds of $60,000 in the aggregate. The notes mature on their six month anniversary, bear interest at ten percent (10%) and contain a 9.1% original issuer discount (“OID”). The OID will be amortized over the earlier of the conversion of the note or the maturity date. The holders of the note can convert the notes into shares of common stock at any time from the date of issuance to maturity at $0.20 per share.

On May 14, 2014, the Board of Directors (the “Board”) authorized the Company to enter into a consulting agreement with Makena Investment Advisors, LLC (“Makena”). Pursuant to the agreement, Makena provides the Company with advisory services and registration statement preparation related to being a public company. The Company has agreed to issue Makena 1,500,000 shares of the Company’s common stock for the services.

On May 14, 2014, effective as of May 1, 2014, the Board also authorized the Company to engage the services of Venture Equity, LLC (“Venture Equity”). Mr. Barry Hollander, the sole member of Venture Equity, was also named the Company’s Chief Financial Officer. Mr. Hollander will be responsible for the preparation of the financial statements, a registration statement, overseeing the “going public” process, the continuing reporting responsibilities upon becoming a public company and other corporate matters. The Company has agreed to compensate Venture Equity $5,000 per month and to issue 1,500,000 shares of the Company’s common stock, 750,000 shares of common stock immediately vested and 750,000 shares of common stock will vest the earlier of November 15, 2014 or the Company being a public company.

On June 3, 2014, the Board authorized the Company to enter into a Securities Purchase Agreement (“SPA”) with Chicago Venture Partners, L.P. (“CVP”). Pursuant to the SPA, the Company agreed to issue to CVP a Secured Convertible Promissory Note in the principal amount of $1,657,500 (the “Company Note”).

The Board also adopted and approved the Class A Preferred Stock Certificate of Designation, establishing the terms, conditions and relative rights of the Class A Preferred Stock, including that the holders of the Class A Preferred Stock (the “Class A Holders”) shall have limited voting rights and powers compared to the voting rights and powers of holders of Common Stock and other series of Preferred Stock. The Class A Holders shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, but only with respect to the following matters (collectively, the “Class A Voting Matters”): (i) the appointment and/or removal of any member of the Company’s board of directors, (ii) any matter related to or transaction (or series of transactions) pursuant to which the Company would sell or license all or substantially all of its assets or the stockholders of the Company would sell all or substantially all of their shares of the Company’s stock or where the Company would merge with or into any other entity, (iii) causing the Company to register its Common Stock for trading pursuant to the Securities Exchange Act of 1934, as amended, including by filing a Registration Statement on Form S-1 with the Securities Exchange Commission and filing and obtaining FINRA approval of a Form 15c2-11, and (iv) with respect to any matter involving a transaction whereby the Company will become part of or merge into an existing public company. For so long as Class A Preferred Stock is issued and outstanding, the holders of Class A Preferred Stock shall vote together as a single class with the holders of the Corporation’s Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holders of Class A Preferred Stock being entitled to fifty-one percent (51%) of the total votes on only Class A Preferred Voting Matters regardless of the actual number of shares of Class A Preferred Stock then outstanding, and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power for any Class A Preferred Voting Matter. The Board also approved the issuance of 50 shares each of the Class A Preferred Stock to the Company’s Chief Executive Officer and Chief Operating Officer.

F-11

 On June 6, 2014, the Company executed the SPA with CVP, for the sale of the Company Note in the principal amount of up to $1,657,500 (which includes CVP’s legal expenses in the amount of $7,500 and a $150,000 original issue discount) for $1,500,000, consisting of $500,000 paid in cash on June 11, 2014 (the “Closing Date”), two $250,000 secured promissory notes and two $250,000 promissory notes (the “Investor Notes”), aggregating $1,000,000, bearing interest at the rate of 10% per annum. The Investor Notes are due 30 months from the Closing Date and may be prepaid, without penalty, all or portion of the outstanding balance along with accrued but unpaid interest at any time prior to maturity.

The Company has no obligation to pay CVP any amounts on any unfunded portion of the Company Note. As security for the Company Note, the Company’s Chief Executive Officer and Chief Operating Officer each pledged to CVP their 50 shares of Class A Preferred Stock. The pledge immediately expires upon the shares of common stock of the Company being publicly traded and listed or designated for quotation on any of The New York Stock Exchange, NYSE Amex, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Bulletin Board, the OTCQX, or the OTCQB.

The Company Note bears interest at the rate of 10% per annum. All interest and principal must be repaid on the date that is 30 months after the Closing Date. The Company Note is convertible into common stock, at CVP’s option, beginning from the date that is six months from the Closing Date, at a price equal to $6,500,000 divided by the amount of fully diluted shares of Common Stock of the Company that are outstanding on the date the Company files its’ Registration Statement on Form S-1. In the event the Company elects to prepay all or any portion of the Company Note, the Company is required to pay to CVP an amount in cash equal to 125% multiplied by the sum of all principal, interest and any other amounts owing.

The Company also issued a warrant to CVP to purchase the number of shares equal to $420,000 divided by the Market Price (defined below). The exercise price is equal to $6,600,000 divided by the amount of fully diluted shares of Common Stock of the Company that are outstanding on the date the Company files its’ Registration Statement on Form S-1.

Effective August 1, 2014, the Company will conduct its’ operations in a 4,427 square foot facility under a new lease agreement, in the same industrial complex it currently operates in. The Company entered into a 26 month lease, pursuant to which, there is no base rent for the first two months, beginning October 1, 2014, the monthly lease is $4,870 and increases to $5,091 on October 1, 2015 for the final twelve months.

The Company’s Management performed an evaluation of the Company’s activity through the date these financials were issued to determine if they must be reported. The Management of the Company determined that there were no other reportable subsequent events to be disclosed.

F-12

CABINET GROW, INC.

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2014	2013
	(Unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$49,304	$10,485
Accounts receivable, net	3,337	—
Inventory	60,817	17,413
Prepaid assets and other	11,673	3,010
Total current assets	125,132	30,908

Security deposit	20,120	—
Leasehold improvements, net of accumulated amortization of $1,039 (2014)	29,923	—
Furniture, fixtures and equipment, net of accumulated depreciation of
$5,260 (2014) and $2,228 (2013)	44,902	1,693
Total assets	$220,076	$32,601

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$64,521	$5,584
Accounts payable and accrued expenses, stockholder	12,423	1,754
Customer deposits	3,399	4,316
Convertible notes payable, current portion	66,000	—
Note payable, stockholder	6,168	57,744
Total current liabilities	152,511	69,398

Convertible notes payable, net of current portion, net of discount of $244,310	313,190	—

Total liabilities	465,701	69,398

Stockholders' Deficit:
Common stock, $0.001 par value; 300,000,000 shares authorized; 33,000,000 (2014) and
30,000,000 (2013) shares issued and outstanding	33,000	30,000
Preferred stock, $0.001 par value; 10,000,000 shares authorized
Series A preferred stock, $0.001 par value; 100 shares issued and authorized (2014)	—	—
Additional paid-in capital	975,793	(30,000)
Deferred equity compensation	(18,750)	—
Accumulated deficit	(1,235,668)	(36,797)

Total stockholders' deficit	(245,626)	(36,797)

	$220,076	$32,601

See notes to financial statements.

F-13

CABINET GROW, INC.

CONDENSED STATEMENTS OF OPERATIONS

UNAUDITED

	Nine Months Ended September 30,
	2014	2013

Sales	$447,612	$340,496
Cost of sales	319,790	227,442
Gross profit	127,822	113,054

Operating Expenses:
Salaries and management fees (including stock compensation
of $37,500 and $559,250 for the three and nine months 2014)	767,663	8,500
Advertising and marketing	119,885	57,077
Merchant processing fees	9,936	8,785
Professional fees (including 2014 stock compensation
of $150,000)	182,517	—
Rent	14,855	11,547
Research and development	25,339	—
Depreciation and amortization	4,072	657
Other general and administrative	91,616	11,684

Total operating expenses	1,215,883	98,250

Income (loss) from operations	(1,088,061)	14,804

Other income (expenses):
Interest income	89	—
Interest expense, including related party $228 and $669
(three and nine months ended September 30, 2014) and $278 and $644 (three and nine months ended September 30, 2013)	(110,897)	(2,685)
Total other expense, net	(110,809)	(2,685)

Net income (loss)	$(1,198,871)	$12,119

Basic and diluted loss per share	$(0.04)	$0.00

Weighted average number of common shares outstanding
Basic and diluted	31,533,088	30,000,000

See notes to financial statements.

F-14

  CABINET GROW, INC.

CONDENSED STATEMENTS OF CASH FLOWS

UNAUDITED

	For the nine months ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,198,871)	$12,119
Adjustments to reconcile net income (loss) to net cash provided by (used in)
operating activities:
Depreciation	4,072	657
Amortization of discounts on convertible notes	85,883	—
Amortization of deferred financing fees	6,601	—
Stock compensation expense	709,250	—
Changes in operating assets and liabilities:
Decrease (increase) in :
Accounts receivable	(3,337)	(1,618)
Inventory	(43,404)	(4,408)
Prepaid assets and other	736	—
Increase (decrease) in :
Accounts payable and accrued expenses	58,936	(1,938)
Accounts payable and accrued expenses, stockholder	10,669	644
Customer deposits	(917)	(1,681)
Net cash provided by (used in) operating activities	(370,383)	3,775

Cash flows from investing activities:
Purchase of computers and software	(46,241)	—
Payment of security deposit	(20,120)	—
Leasehold improvements	(30,962)	—
Net cash used in investing activities	(97,323)	—

Cash flows from financing activities:
Proceeds from issuance of convertible debt	560,000	—
Proceeds from sale of Series A preferred stock	100	—
Amounts from advances and credit card charges from stockholder	52,748	60,358
Repayments of advances and credit card charges to stockholder	(104,324)	(54,612)
Proceeds from sale of common stock to founder	500	—
Payment of deferred financing costs	(2,500)	—
Net cash provided by financing activities	506,524	5,746

Net increase in cash and cash equivalents	38,819	9,521
Cash and cash equivalents, beginning	10,485	11,364

Cash and cash equivalents, ending	$49,304	$20,885

Supplemental disclosure of cash flow information:

Cash paid for interest	$1,019	$512

Cash paid for income taxes	$—	$—

Schedule of non-cash financing activities:
Included in issuances of convertible promissory notes for fees	$63,500	$—

See notes to financial statements.

F-15

CABINET GROW, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

(UNAUDITED)

NOTE 1 - ORGANIZATION

BUSINESS

Cabinet Grow, Inc. (the “Company” or “Cabinet Grow”) was formed to fill the gap in the small scale homegrown horticultural market and through its’ predecessor, Universal Hydro (“Hydro”), began operations in California in 2008. On April 28, 2014, the Company changed its’ name to Cabinet Grow, Inc. and all of the business, assets and liabilities of Hydro were assigned to Cabinet Grow. On May 15, 2014, Cabinet Grow redomiciled to Nevada when it merged with Cabinet Grow, Inc. a Nevada corporation. The Company is authorized to issue 300,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock.

The Company custom assembles cabinet based horticultural systems. The Company purchases cabinets as well as lights, filters and fans from third party suppliers. Upon receipt of an order form a customer, the Company assembles the parts into a “finished horticulture” cabinet for sale. The design and production of the Company’s hydroponic and soil grow cabinets makes the process of growing in a self-contained cabinet automated and simplified. The Company’s mission is to make hydroponic and soil growing simpler, more efficient and a better value than other products found on the market. Our product offerings are split into two categories; (1) self-contained horticultural grow cabinets and (2) specifically constructed kits and packages offered to satisfy the “do-it-yourself” (“DIY”) home horticulturist which involves a modular growing solution.

The Company views itself as a ‘pick and shovel’ assembler and distributor, providing the tools needed for successful growing operations but never touching the actual end product. The design and production of the Company’s innovative line of grow cabinets makes the process of growing a superior crop, self-contained, automated and simplified. Throughout the entire process, from seed to harvest, the Company is dedicated to giving growers the products, services and knowledge to make each grow their best. Substantially all of the Company’s sales are to individuals in the United States via the Company’s website.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying condensed financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments necessary to present the financial position, results of operations and cash flows for the stated periods have been made. Except as described below, these adjustments consist only of normal and recurring adjustments. Certain information and note disclosures normally included in the Company’s annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These condensed financial statements should be read in conjunction with a reading of the Company’s audited financial statements for the year ended December 31, 2013 and notes thereto. Interim results of operations for the nine months ended September 30, 2014 are not necessarily indicative of future results for the full year.

EMERGING GROWTH COMPANY

We qualify as an “emerging growth company” under the 2012 JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As an emerging growth company, we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents.

F-16

INVENTORY

Inventory is valued at the lower of cost or market value. Cost is determined using the first in first out (FIFO) method. Provision for potentially obsolete or slow moving inventory is made based on management analysis or inventory levels and future sales forecasts. Inventory of $60,817 and $17,413 as of September 30, 2014 and December 31, 2013, respectively, was comprised substantially of parts utilized in the assembly of cabinets.

ACCOUNTS RECEIVABLE

Substantially all individuals pay in advance of their product being shipped. Recently the Company began shipping product with payment terms of 30 to 60 days to retailers. For these shipments, the Company records accounts receivable from amounts due from its customers upon the shipment of products. The allowance for losses is established through a provision for losses charged to expenses. Receivables are charged against the allowance for losses when management believes collectability is unlikely. The allowance (if any) is an amount that management believes will be adequate to absorb estimated losses on existing receivables, based on evaluation of the collectability of the accounts and prior loss experience. While management uses the best information available to make its evaluations, this estimate is susceptible to significant change in the near term.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, and depreciation is provided by use of straight-line methods over the estimated useful lives of the assets. The estimated useful lives of property and equipment are as follows:

Manufacturing equipment 10 years

Office equipment and furniture 7 years

Computer hardware and software 3 years

The Company's leasehold improvements,and property and equipment consisted of the following at September 30, 2014 and December 31, 2013:

	2014	2013
Furniture and Equipment	$26,937	$1,264
Manufacturing equipment	7,396	826
Software	15,830	1,831
Leasehold improvements	30,962	—
Accumulated depreciation	(6,300)	(2,228)
Balance	$74,825	$1,693

Depreciation expense of $4,072 was recorded for the nine months ended September 30, 2014, compared to $657 for the nine months ended September 30, 2013.

REVENUE RECOGNITION

The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition. ASC 605 requires that four basic criteria are met (1) persuasive evidence of an arrangement exists, (2) delivery of products and services has occurred, (3) the fee is fixed or determinable and (4) collectability is reasonably assured. The Company recognizes revenue during the period in which the product is shipped. Amounts received in advance of shipment are recorded as customer deposits on the balance sheet(s) presented herein.

SHIPPING AND HANDLING

Shipping and handling costs billed to customers are recorded in sales. For the nine months ended September 30, 2014, shipping and handling costs billed to customers was $49,555 compared to $40,835 for the nine months ended September 30, 2013. Shipping costs incurred by the Company of $55,536 for the nine months ended September 30, 2014 and $41,630 for the nine months ended September 30, 2013 are recorded in cost of sales.

RESEARCH AND DEVELOPMENT

Expenditures for research and development are charged to expense as incurred. Such expenditures amounted to $25,339 for the nine months ended September 30, 2014.

ADVERTISING

The Company records advertising costs as incurred. For the nine months ended September 30, 2014 advertising expense was $119,885 compared to $57,077 for the nine months ended September 30, 2013.

F-17

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist primarily of cash, accounts receivable, accounts payable and accrued expenses, note payable, stockholder and convertible debt. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.  The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.

INCOME TAXES

Prior to May 2014, the Company was organized as a sole proprietorship and was not subject to income taxes.  Rather, the Company’s sole stockholder was subject to income taxes on the Company’s taxable activity.  In May 2014, the Company became subject to income taxes and will be subject to Federal and State income taxes as a corporation.

The Company accounts for income taxes in accordance with ASC 740-10, Income Taxes. Deferred tax assets and liabilities are recognized to reflect the estimated future tax effects, calculated at the tax rate expected to be in effect at the time of realization. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. Interest and penalties are classified as a component of interest and other expenses. To date, the Company has not been assessed, nor paid, any interest or penalties.

Uncertain tax positions are measured and recorded by establishing a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions meeting the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized.

EARNINGS (LOSS) PER SHARE

The Company reports earnings (loss) per share in accordance with ASC 260, "Earnings per Share." Basic earnings (loss) per share is computed by dividing net income (loss), after deducting preferred stock dividends accumulated during the period, by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is computed by dividing net loss by the weighted-average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the period. As of September 30, 2013, the Company did not have any outstanding common stock equivalents or any other potentially dilutive securities. In May and June 2014, the Company issued convertible notes of $623,500 (see note 5) and warrants that in the aggregate can convert up to 9,117,500 shares of common stock.

RECENT ACCOUNTING PRONOUNCEMENTS

Recent accounting pronouncements issued by the FASB and the SEC did not have, or are not believed by management to have, a material impact on the Company's present or future consolidated financial statements.

NOTE 4 – SALES CONCENTRATION AND CONCENTRATION OF CREDIT RISK

CASH

Financial   instruments   that   potentially   subject   the   Company to concentrations of credit risk consist principally of cash. The Company maintains cash balances at one financial institution, which is insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts.

F-18

PURCHASES

During the nine months ended September 30, 2014, the Company made significant purchases from three suppliers as follows:

Supplier	Purchase % Nine Months Ended September 30, 2014	Accounts Payable Balance as of September 30, 2014
A	16.2%	$-0-
B	18.1%	8,255
C	21.7%	92

 NOTE 5 – CONVERTIBLE NOTES PAYABLE

In May and June 2014, the Company issued 3 convertible promissory notes, each in the amount of $22,000. The Company received proceeds of $60,000 in the aggregate. The notes mature on their six month anniversary, bear interest at ten percent (10%) and contain a 9.1% original issue discount (“OID”). The OID is being amortized over the earlier of the conversion of the note or the maturity date, accordingly, the Company has included $4,000 of amortization in interest expense for the nine months ended September 30, 2014, respectively. The holders of the note can convert the notes into shares of common stock at any time from the date of issuance to maturity at $0.20 per share.

On June 3, 2014, the Board authorized the Company to enter into a Securities Purchase Agreement (“SPA”) with Chicago Venture Partners, L.P. (“CVP”). Pursuant to the SPA, the Company agreed to issue to CVP a Secured Convertible Promissory Note in the principal amount of $1,657,500 (the “Company Note”).

On June 6, 2014, the Company executed the SPA with CVP, for the sale of the Company Note in the principal amount of up to $1,657,500 (which includes CVP’s legal expenses in the amount of $7,500 and a $150,000 original issue discount) for $1,500,000, consisting of $500,000 paid in cash on June 11, 2014 (the “Closing Date”), two $250,000 secured promissory notes and two $250,000 promissory notes (the “Investor Notes”), aggregating $1,000,000, bearing interest at the rate of 10% per annum. The Investor Notes are due 30 months from the Closing Date and may be prepaid, without penalty.

The Company has no obligation to pay CVP any amounts on any unfunded portion, $1,000,000 as of September 30, 2014, of the Company Note. Accordingly, the Company has only recorded $557,500 of the convertible promissory note as a liability, comprised of the $500,000 funded, $50,000 original issue discount and $7,500 for CVP’s legal expenses. The Company has also not recorded the $1,000,000 of Investor Notes issued by CVP to the Company. The original issue discount was recorded as a discount to the Company Note and is being amortized to interest expense, over the life of the loan, accordingly, $13,005 is included in interest expense for the nine months ended September 30, 2014.

The Company Note bears interest at the rate of 10% per annum. All interest and principal must be repaid on the date that is 30 months after the Closing Date. The CVP Note may be converted at the option of the holder, on the date that is six (6) months from the Trading Date (defined in the Purchase Agreement as the date on which the Common Stock is first trading on an Eligible Market, but in any event the Company shall cause its Common Stock to be trading on an Eligible Market within nine (9) months of the Closing Date of June 11, 2014) or at any time thereafter at a conversion price of $0.1976. The conversion price is equal to $6,500,000 divided by 33,000,000 (the amount of fully diluted shares of Common Stock of the Company on the date the Company filed its’ Registration Statement). If the holder funds $1,500,000 and elects to convert the CVP Note into Common Stock, the number of shares issuable upon conversion will be 8,287,500. In the event the Company elects to prepay all or any portion of the Company Note, the Company is required to pay to CVP an amount in cash equal to 125% multiplied by the sum of all principal, interest and any other amounts owing.

The Company determined that the conversion feature of the convertible note did not meet the criteria of an embedded derivative and therefore the conversion feature was not bi-furcated and accounted for as a derivative because the Company was a private company, there was no quoted price and no active market for the Company’s common stock.

Since the convertible note included an embedded conversion feature that did not qualify to be bi-furcated as a derivative, management evaluated this feature to determine whether it meets the definition of a beneficial conversion feature (“BCF”) within the scope of ASC 470-20, “Debt with Conversion and Other Options”, and determined that a BCF existed. The Company recorded a discount against the debt of $25,874 to be amortized into interest expense over the term of the loan. Amortization of the discount totaled $6,730 for the nine months ended September 30, 2014.

The Company also issued a five year warrant to CVP to purchase the number of shares equal to $420,000 divided by 70% of the average of the three (3) lowest closing bid prices in the twenty (20) trading days immediately preceding the applicable conversion. Based on the current discounted cash flow valuation, the Company estimated that CVP can purchase 6,000,000 shares of common stock, with an exercise price of $0.20 per share. The Company allocated $254,319 of the proceeds from the note to the warrants based on their relative fair value, and recorded a discount against the debt to be amortized into interest expense over the term of the loan. Amortization of the discount totaled $66,148 for the nine months ended September 30, 2014.

The carrying amount of the Company Note as of September 30, 2014, was $313,190, net of unamortized discounts of $244,310.

As security for the Company Note, the Company’s Chief Executive Officer and Chief Operating Officer each pledged to CVP their 50 shares of Class A Preferred Stock (see Note 9). The pledge immediately expires upon the shares of common stock of the Company being publicly traded and listed or designated for quotation on any of The New York Stock Exchange, NYSE Amex, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Bulletin Board, the OTCQX, or the OTCQB.

F-19

NOTE 6 – NOTE PAYABLE, STOCKHOLDER

For the nine months ended September 30, 2014 and the year ended December 31, 2013, a stockholder and officer loaned the Company various amounts for Company expenses. Included in the advances and repayments that follow is the activity from several credit cards that are in the name of the stockholder but were used for Company purposes. The terms of the note include an interest rate of 15% per annum and monthly payments beginning May 15, 2014 of $1,500 through March 15, 2015 and the balance due in a balloon payment on or before April 15, 2015. Interest expense of $669 was recorded for the nine months ended September 30, 2014, compared to $644 for the nine months ended September 30, 2013. The activity for the nine months ended September 30, 2014 is as follows:

Balance January 1, 2014	$57,744
Advances	52,748
Repayments	(104,324)
Balance September 30, 2014	$6,168

NOTE 7 – RELATED PARTY TRANSACTIONS

For the nine months ended September 30, 2014, the Company recorded fee and wages for its’ Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”) of $38,500. Effective April 1, 2014, the Company began compensating the CEO and COO $5,000 per month each. As of September 30, 2014, the Company owed the CEO and COO $4,000 each, included in accounts payable and accrued interest related parties.

The Company’s COO loaned the Company various amounts for Company expenses. Included in the advances and repayments is the activity from several credit cards that are in the name of the stockholder but were used for Company purposes (see note 6). The Company recorded interest expense of $669 for the nine months ended September 30, 2014. As of September 30, 2014, accrued interest of $2,423 is included in accounts payable and accrued expenses related parties.

On May 14, 2014, effective as of May 1, 2014, the Board authorized the Company to engage the services of Venture Equity, LLC (“Venture Equity”). Mr. Barry Hollander, the sole member of Venture Equity, was also named the Company’s Chief Financial Officer. Mr. Hollander will be responsible for the preparation of the financial statements, a registration statement, overseeing the “going public” process, the continuing reporting responsibilities upon becoming a public company and other corporate matters. The Company has agreed to compensate Venture Equity $5,000 per month and issued 1,500,000 shares of the Company’s common stock, 750,000 shares of common stock immediately vested and 750,000 shares of common stock will vest the earlier of November 15, 2014 or the Company being a public company. The Company recorded an expense of $75,000 for the vested shares ($0.10 per share), based upon the Company’s internal valuation on a discounted cash flow basis. As of September 30, 2014, the Company owed the CFO $2,000 and is included in accounts payable and accrued expenses related parties.

The 750,000 shares that will later vest have been recorded as deferred equity compensation on the balance sheet, at an initial value of $75,000 ($0.10 per share) and will be amortized from the date of issuance to their vesting date. Accordingly, the Company has expensed $56,250 included in salaries and management fees for the nine months ended September 30, 2014. As of September 30, 2014, there is a balance of $18,750 in deferred equity compensation to be amortized monthly through November 15, 2014.

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NOTE 8 – COMMITMENTS AND CONTINGENCIES

LEASE AGREEMENTS

Beginning January 1, 2011, the Company (through one of its officers) leased approximately 1,850 square feet of office and manufacturing space in Irvine, California. The initial lease term expired July 31, 2012. Since that date through July 31, 2014, the Company had been on a month to month basis with a base rent of approximately $2,138. Effective August 1, 2014, the Company began to conduct its’ operations in a 4,427 square foot facility under a new lease agreement, in the same industrial complex. The Company entered into a 26 month lease, pursuant to which, there is no base rent for the first two months, beginning October 1, 2014, the monthly lease is $4,870 and increases to $5,091 on October 1, 2015 for the final twelve months.

Rent expense was $24,759 for the nine months ended September 30, 2014 compared to $19,245 for the nine months ended September 30, 2013. For the nine months ended September 30, 2014 and 2013, the company allocated $9,904 and $7,698, of rent expense to cost of goods sold for the space utilized in manufacturing, respectively.

NOTE 9 – STOCKHOLDERS’ EQUITY

COMMON STOCK

On May 14, 2014, the Board of Directors (the “Board”) authorized the Company to enter into a consulting agreement with Makena Investment Advisors, LLC (“Makena”). Pursuant to the agreement, Makena will assist the Company in advisory services and registration statement preparation related to being a public company. Pursuant to the filing of the S-1, the Company has issued Makena 1,500,000 shares of the Company’s common stock for the services. The share are fully vested and non-assessable. The Company recorded an expense of $150,000 ($0.10 per share) for the issuance, based upon the Company’s internal valuation on a discounted cash flow basis.

Also on May 14, 2014, effective as of May 1, 2014, the Board authorized the Company to engage the services of Venture Equity. The Company has agreed to compensate Venture Equity $5,000 per month and issued 1,500,000 shares of the Company’s common stock, 750,000 shares of common stock immediately vested and 750,000 shares of common stock will vest the earlier of November 15, 2014 or the Company being a public company. See note 7.

DEFERRED EQUITY COMPENSATION

The 750,000 shares issued to Venture Equity, that will later vest have been recorded as deferred equity compensation on the balance sheet, at an initial value of $75,000 ($0.10 per share) and will be amortized from the date of issuance to their vesting date. Accordingly, for the nine months ended September 30, 2014, the Company has expensed $56,250 included in salaries and management fees. As of September 30, 2014, there is a balance of $18,750 in deferred equity compensation.

CLASS A PREFERRED STOCK

On June 3, 2014, the Company’s Board of Directors adopted and approved the Class A Preferred Stock Certificate of Designation, establishing the terms, conditions and relative rights of the Class A Preferred Stock, including that the holders of the Class A Preferred Stock (the “Class A Holders”) shall have limited voting rights and powers compared to the voting rights and powers of holders of Common Stock and other series of Preferred Stock. The Class A Holders shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, but only with respect to the following matters (collectively, the “Class A Voting Matters”): (i) the appointment and/or removal of any member of the Company’s board of directors, (ii) any matter related to or transaction (or series of transactions) pursuant to which the Company would sell or license all or substantially all of its assets or the stockholders of the Company would sell all or substantially all of their shares of the Company’s stock or where the Company would merge with or into any other entity, (iii) causing the Company to register its Common Stock for trading pursuant to the Securities Exchange Act of 1934, as amended, including by filing a Registration Statement on Form S-1 with the Securities Exchange Commission and filing and obtaining FINRA approval of a Form 15c2-11, and (iv) with respect to any matter involving a transaction whereby the Company will become part of or merge into an existing public company. For so long as Class A Preferred Stock is issued and outstanding, the holders of Class A Preferred Stock shall vote together as a single class with the holders of the Corporation’s Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holders of Class A Preferred Stock being entitled to fifty-one percent (51%) of the total votes on only Class A Preferred Voting Matters regardless of the actual number of shares of Class A Preferred Stock then outstanding, and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power for any Class A Preferred Voting Matter. The Board also approved the issuance of 50 shares each of the Class A Preferred Stock to the Company’s Chief Executive Officer and Chief Operating Officer. The issued shares of the Class A Preferred Stock were valued at $428,000 based primarily on management’s estimate of the fair value of the control features embedded in the Class A preferred stock, and is included in salaries and management fees for the nine months ended September 30, 2014.

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WARRANTS

The Company issued a five year warrant (expire on June 30, 2019) to CVP to purchase the number of shares equal to $420,000 divided by 70% of the average of the three (3) lowest closing bid prices in the twenty (20) trading days immediately preceding the applicable conversion. Based on the current discounted cash flow valuation, the Company estimated that CVP can purchase 6,000,000 shares of common stock, with an exercise price of $0.20 per share. See note 5.

NOTE 10 – GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of September 30, 2014 the Company had an accumulated deficit of $1,235,668 and working capital deficit of $27,379. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management’s Plans

The Company maintains daily operations and capital needs through the receipts of sales of products. In May and June 2014, the Company received $60,000 upon the issuance of $66,000 of convertible notes (see note 5). Also in June 2014, the Company received $500,000, two secured notes in the amount of $250,000 each and two unsecured notes in the amount of $250,000 each in exchange for the issuance of a convertible promissory note of $1,657,600 (see note 5). The proceeds were used to acquire additional warehouse and office space, increase inventory, expand advertising and marketing campaigns and general working capital. In October 2014, the Company received $62,500 related to one of the secured notes. The Company also filed Amendment No. 2 to its’ Registration Statement on Form S-1 with the Securities and Exchange Commission (“SEC”) on October 14, 2014. The Company plans to sell 5,000,000 shares of common stock at an initial offering price of $0.40 per share, upon the SEC declaring the S-1 effective.

NOTE 11 – SUBSEQUENT EVENTS

On October 15, 2014, the Company received $62,500 from the CVP notes and increased convertible promissory notes. The Management of the Company determined that there were no other reportable subsequent events to be disclosed.

CABINET GROW, INC.

5,000,000 Shares of

Common Stock

PROSPECTUS

____________, 2014

Until ____________, 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses incurred or expected relating to this Prospectus and distribution are as follows:

Securities and Exchange Commission registration fee	$258
Transfer Agent Fees	2,500
Accounting fees and expenses	17,500
Legal fees and expenses	17,500
Miscellaneous	2,242
Total	$40,000

All amounts are estimates except the Securities and Exchange Commission registration fee. We are paying all expenses of the offering listed above.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The only statue, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of the directors’ duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit. Nevada law does not permit a corporation to eliminate a director’s duty of care, and this provision of our certificate of incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director’s breach of the duty of care.

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The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. At present the Company does not maintain any officers’ and directors’ liability insurance coverage.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On May 14, 2014, the Board of Directors (the “Board”) authorized the Company to utilize the services of Makena Investment Advisors, LLC (“Makena”). Makena assisted the Company in advisory services and registration statement preparation related to being a public company. The Company issued 1,500,000 shares of common stock to Makena for the services.

On May 14, 2014, effective as of May 1, 2014, the Board also authorized the Company to utilize the services of Venture Equity, LLC (“Venture Equity”). Mr. Barry Hollander, the sole member of Venture Equity, was also named the Company’s Chief Financial Officer. The Company has agreed to compensate Venture Equity $5,000 per month and issued 1,500,000 shares of the Company’s common stock, of which, 750,000 shares of common stock immediately vested and 750,000 shares of common stock will vest the earlier of November 15, 2014 or the Company being a public company.

On May 15, 2014, the Company filed Articles of Merger (the “Merger”) with the Secretary of State of Nevada whereby Cabinet Grow, Inc. (a California Corporation) merged with and into the Company. Pursuant to the Merger, the Company issued in the aggregate 30,000,000 shares of common stock (15,000,000 shares each to Mr. May and Mr. Lee, the two shareholders of the California Corporation).

In May and June 2014, the Company issued three (3) convertible promissory notes, each in the amount of $22,000. We received proceeds of $60,000 in the aggregate. The notes mature on their six month anniversary, bear interest at ten percent (10%) and contain a 9.1% original issue discount (“OID”). The OID will be amortized over the earlier of the conversion of the note or the maturity date. The holders of the note can convert the note at any time from the date of issuance to maturity at $0.20 per share.

On June 3, 2014, the Board authorized the Company to enter into a Securities Purchase Agreement (“SPA”) with Chicago Venture Partners, L.P. (“CVP”). Pursuant to the SPA, the Company agreed to issue to CVP a Secured Convertible Promissory Note in the principal amount of $1,657,500 (the “Company Note”). On June 6, 2014, the Company executed the SPA with CVP, for the sale of the Company Note in the principal amount of up to $1,657,500 (which includes CVP’s legal expenses in the amount of $7,500 and a $150,000 OID) for $1,500,000, consisting of $500,000 paid in cash on June 11, 2014 (the “Closing Date”), two $250,000 secured promissory notes and two $250,000 promissory notes (the “Investor Notes”), aggregating $1,000,000, bearing interest at the rate of 10% per annum. The Investor Notes are due 30 months from the Closing Date and may be prepaid, without penalty, all or portion of the outstanding balance along with accrued but unpaid interest at any time prior to maturity.

We have no obligation to pay CVP any amounts on any unfunded portion of the Company Note. Accordingly, the Company has only recorded $557,500 of the convertible promissory note as a liability, comprised of the $500,000 funded, $50,000 original issue discount and $7,500 for CVP’s legal expenses. The Company has also not recorded the $1,000,000 of Investor Notes issued by CVP to the Company. As security for the Company Note, our CEO and COO each pledged to CVP their 50 shares of Class A Preferred Stock. The pledges immediately expires upon the shares of common stock of the Company being publicly traded and listed or designated for quotation on any of The New York Stock Exchange, NYSE Amex, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Bulletin Board, the OTCQX, or the OTCQB.

The Company Note bears interest at the rate of 10% per annum. All interest and principal must be repaid on the date that is 30 months after the Closing Date. The Note is convertible into common stock, at CVP’s option, beginning from the date that is six months from the Closing Date, at a price of $0.197, equal to $6,500,000 divided by 33,000,000 (the amount of fully diluted shares of Common Stock of the Company on the date the Company files this registration statement). In the event the Company elects to prepay all or any portion of the Company Note, we are required to pay to CVP an amount in cash equal to 125% multiplied by the sum of all principal, interest and any other amounts owing.

II-2

All shares were issued in reliance on the exemption found in Section 4(a)(2) of the Securities Act of 1933, as amended. Each share recipient was provided with access to information which would be required to be included in a registration statement and such issuances did not involve a public offering.

ITEM 16. EXHIBITS.

The exhibits to the Registration Statement are listed on the Exhibits Index attached hereto and incorporated by reference herein.

ITEM 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with the Securities and Exchange Commission ("SEC") pursuant to Rule 424(b), if in the Aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any additional material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That for purposes of determining liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on November 20, 2014.

Cabinet Grow, Inc.

By:	/s/ Sam May
Sam May
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Sam May	Chief Executive Officer and Director	November 20, 2014
Sam May	(Principal Executive Officer)

/s/ Barry Hollander	Chief Financial Officer	November 20, 2014
Barry Hollander	(Principal Financial Officer and Principal Accounting Officer)

/s/ Matthew Lee		November 20, 2014
Matthew Lee	Chairman of the Board of Directors

II-4

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Articles of Incorporation filed with the California Secretary of State on April 28, 2014. (1)
3.2	Articles of Incorporation filed with the Nevada Secretary of State on May 11, 2014. (1)
3.3	Bylaws of Cabinet Grow, Inc. (California Corporation) (1)
3.4	Articles of Merger and Agreement and Plan of Merger filed with the Nevada Secretary of State on May 16, 2014. (1)
3.5	Bylaws of Cabinet Grow, Inc. (Nevada corporation) (2)
4.1	Certificate of Designation Class A Preferred Stock (1)
4.2	Class A Preferred Stock Purchase Agreement between Cabinet Grow, Inc. and Sam May dated June 6, 2014. (2)
4.3	Class A Preferred Stock Purchase Agreement between Cabinet Grow, Inc. and Matt Lee dated June 6, 2014. (2)
4.4	$22,000 Convertible Promissory Note with Gary Gilman (2)
4.41	$22,000 Convertible Promissory Note with Sean Cook (2)
4.42	$22,000 Convertible Promissory Note with Maureen Lee (2)
4.5	Security Purchase Agreement (“SPA”) Chicago between Cabinet Grow, Inc. and Chicago Venture Partners, L.P. dated June 6, 2014. (Includes Exhibit N). (2)
4.6	Exhibit A to SPA. Secured Convertible Promissory Note between Cabinet Grow, Inc. and Chicago Venture Partners, L.P. dated June 6, 2014. (2)
4.7	Exhibit J to SPA. Pledge Agreement between Sam May and Chicago Venture Partners, L.P. dated June 6, 2014. (2)
4.8	Exhibit J to SPA. Pledge Agreement between Matt Lee and Chicago Venture Partners, L.P. dated June 6, 2014. (2)
4.9	Exhibit B to SPA. Warrant to Purchase Common Stock between Cabinet Grow, Inc. and Chicago Venture Partners, L.P. dated June 6, 2014. (2)
4.10	Amended form of Subscription Agreement (2)
4.11	Exhibit C to SPA. Membership Interest Pledge Agreement (Buyer Pledge Agreement) (2)
4.12	Exhibit D to SPA. Allocation of Purchase Price (2)
4.13	Exhibit F to SPA. Secured Buyer Note #2. (2)
4.14	Exhibit H to SPA. Buyer Note #4. (2)
4.15	Exhibit I to SPA. Security Agreement (2).
4.16	Exhibit K to SPA. Irrevocable Transfer Agent Instructions. (2)
4.17	Exhibit L to SPA. Secretary’s Certificate. (2)
4.18	Exhibit M to SPA. Share Issuance Resolution (2).
5.1	Opinion of the Law Office of Legal And Compliance, LLC (3)
10.1	Agreement to Assign Assets between Cabinet Grow, Inc. and Matt Lee dated April 30, 2014. (2)
10.2	Merger Agreement. (2)
10.3	Promissory Note between Cabinet Grow, Inc. and Matt Lee dated April 29, 2014. (2)
10.4	Exhibit E to SPA. Secured Buyer Note #1. (2)
10.5	Exhibit G to SPA. Buyer Note #3. (2)
23.1	Consent of Independent Registered Public Accounting Firm. (3)
23.2	Consent of the Law Office of Legal And Compliance, LLC (included in Exhibit 5.1)

(1)	Previously filed on July 31, 2013 with Registration Statement on Form S-1.
(2)	Filed September 26, 2014 with Amendment No. 1 to Registration Statement on Form S-1.
(3)	Filed herein.